UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Liquidity Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fellow Stockholders:

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Liquidity Services, Inc. to be held on Thursday, February 22, 2018, at 3:00 p.m., Eastern Time, at the offices of Liquidity Services, Inc., located at 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your ongoing support and continued interest in Liquidity Services, Inc.

Sincerely,

/s/ WILLIAM P. ANGRICK, III
WILLIAM P. ANGRICK, III
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF LIQUIDITY SERVICES, INC. STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on February 22, 2018: This Notice of Annual Meeting of Stockholders and Proxy Statement, Annual Report and Other Proxy Materials are Available at www.envisionreports.com/LQDT.

Time and Date	3:00 p.m., Eastern Time, on February 22, 2018.

Place	The offices of Liquidity Services, Inc., located at 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

Items of Business	•
Elect each of the Class III directors named in the proxy statement to the Board of Directors to hold office until our Annual Meeting of Stockholders in 2021 or until his or her successor has been elected or appointed;

	•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018;

	•	Approve an advisory resolution on executive compensation;

	•	Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date
You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on January 9, 2018.

Annual Meeting Admission
You will need an admission ticket or proof of ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of Liquidity Services stock as of the close of business on January 9, 2018, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you may obtain one in advance by mailing a written request, along with proof of your ownership of Liquidity Services stock as of the close of business on January 9, 2018, to: Liquidity Services, Inc., Attn: Jaclyn Kushman, 6931 Arlington Road, Suite 200, Bethesda, MD 208146. All stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instruction card as soon as possible. You may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You may revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

This Notice of Annual Meeting of Stockholders, proxy statement, proxy card and voting instructions and our 2017 Annual Report are first being mailed on or about January 22, 2018.

By Order of the Board of Directors,

/s/ MARK A. SHAFFER
MARK A. SHAFFER
Vice President, General Counsel and Corporate Secretary

LIQUIDITY SERVICES, INC.
6931 ARLINGTON ROAD, SUITE 200,
BETHESDA, MD 20814

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why did I receive these proxy materials?

We are sending you this proxy statement as part of a solicitation by the board of directors of Liquidity Services, Inc. for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement that may take place. Unless the context otherwise requires, the terms “us,” “we,” “our” and the “Company” include Liquidity Services, Inc. and its consolidated subsidiaries. The terms “Board of Directors” and “Board” mean the board of directors of the Company.

You are invited to attend our Annual Meeting on Thursday, February 22, 2018, beginning at 3:00 p.m., Eastern Time. The Annual Meeting will be held at the offices of Liquidity Services, Inc., located at 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

This Notice of Annual Meeting of Stockholders, proxy statement, proxy card and voting instructions and our 2017 Annual Report are first being mailed on or about January 22, 2018.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket or proof of ownership to enter the Annual Meeting. If you plan to attend the Annual Meeting, please vote your proxy prior to the Annual Meeting but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of Liquidity Services common stock as of the close of business on January 9, 2018, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you may obtain one in advance by mailing a written request, along with proof of your ownership of Liquidity Services stock, to:

Liquidity Services, Inc. Attn: Jaclyn Kushman 6931 Arlington Road, Suite 200 Bethesda, MD 20814

All stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Liquidity Services common stock at the close of business on January 9, 2018 (the “Record Date”) are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of the Record Date, there were 31,935,263 shares of common stock outstanding and entitled to vote. All holders of common stock shall vote together as a single class on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Liquidity Services’ transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. The Notice of Annual Meeting of Stockholders, proxy statement, proxy card and voting instructions and our fiscal 2017 Annual Report have been sent directly to you by Liquidity Services.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Access to the Notice of Annual Meeting of Stockholders, proxy statement, voting instruction card and voting instructions and our fiscal 2017 Annual Report are being provided to you by your bank, broker or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet (if available).

How do I vote?

You may vote using any of the following methods:

By Mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy in accordance with the recommendations of the Board of Directors set forth under “What are the voting requirements for the matters to be voted on at the Annual Meeting?” below.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814, Attn: Corporate Secretary.

By Telephone or on the Internet

The telephone and Internet voting procedures established by Liquidity Services for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You may vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the United States, see your proxy card for additional instructions.

The website for Internet voting is www.envisionreports.com/LQDT for shares you hold directly in your name as the stockholder of record with Liquidity Services’ transfer agent, Computershare Trust Company, N.A., and www.edocumentview.com/LQDT for shares you hold as a beneficial owner in street name. Please have your proxy card available when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on February 21, 2018.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee, and we recommend that you follow the voting instructions in the materials you receive from them.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In Person at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. You will need an admission ticket or proof of ownership to enter the Annual Meeting. If you are a beneficial owner of shares, you must present proof of your ownership of Liquidity Services stock as of the close of business on January 9, 2018, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you may obtain one in advance by mailing a written request, along with proof of your ownership of Liquidity Services stock as of the close of business on January 9, 2018, to: Liquidity Services, Inc., Attn: Jaclyn Kushman, 6931 Arlington Road, Suite 200, Bethesda, MD 20814. All stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

You may also be represented by another person at the Annual Meeting by executing a legal proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•	sending written notice to the Corporate Secretary of the Company;
•	delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet prior to the Annual Meeting; or
•	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you can revoke your proxy before it is exercised by submitting new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors set forth under “What are the voting requirements for the matters to be voted on at the Annual Meeting?” below.

What shares can I vote?

You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record; and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. Each outstanding share of Liquidity Services stock entitles its holder to cast one vote for each director nominee and one vote on each other matter to be voted upon.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting of Stockholders and proxy statement and fiscal 2017 Annual Report, unless one or more of these stockholders notifies us that they wish to receive an individual copy. This procedure reduces our printing costs and postage fees and conserves natural resources.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and proxy statement and fiscal 2017 Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: C/O Shareholder Services, P.O Box 505000, Louisville, KY 40233-5000, or, to C/O Shareholder Services, 462 South 4th Street, Suite 1600, Louisville, KY 40202, from within the United States by telephone: (800) 662-7232; from outside the United States by telephone: (781) 575-2879).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders and proxy statement and fiscal 2017 Annual Report, please contact Computershare Trust Company, N.A., as indicated above and, upon written or oral request, a separate copy of these documents will be delivered to you promptly. Additionally, if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare Trust Company, N.A., as indicated above.

If you are a beneficial owner of shares, you may request information about householding from your broker, bank or other nominee.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m., Eastern Time, at our principal executive offices at 6931 Arlington Road, Suite 200, Bethesda, MD 20814, by contacting the Corporate Secretary of the Company.

How can I vote on each of the matters?

In the election of directors, you may vote “for” one or more of the nominees, or your vote may be “withheld” with respect to one or more of the nominees. For the ratification of Ernst & Young LLP as our independent registered public accounting firm and approval of the advisory resolution on executive compensation, you may vote “for” or “against,” or you may indicate that you wish to “abstain” from voting on the matter.

What is the quorum requirement for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Brokers, banks and other nominees are not permitted to vote without instructions from the beneficial owner in the election of directors or on the advisory resolution on executive compensation. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described above. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm even if the broker, bank or other nominee does not receive voting instructions from you.

What are the voting requirements for the matters to be voted on at the Annual Meeting?

A plurality of the votes cast is required for the election of directors. This means that the director nominees with the most “for” votes will be elected. Thus, shares as to which a stockholder withholds voting authority and broker non-votes will not be counted towards any director nominee’s achievement of a plurality and will have no effect on the outcome of the election of directors. Stockholders may not cumulate their votes in favor of any one nominee.

A majority of the votes cast by stockholders present, in person or by proxy, at the meeting and entitled to vote on the matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm and to approve the advisory resolution on executive compensation. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of these items.

If you are a registered holder and sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“for” all director nominees named in the proxy statement, “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 and “for” the approval of the advisory resolution on executive compensation.

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we did not know of any matters to be acted on at the Annual Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting of Stockholders and proxy statement on the Internet?

The Notice of Annual Meeting of Stockholders and proxy statement are available under the Investors section of our website at www.liquidityservicesinc.com. Instead of receiving future copies of our proxy statement by mail, most stockholders can elect to receive an e-mail that will include electronic links to our proxy statement. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record: You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/investor and following the enrollment instructions.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other nominee regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees, acting without special compensation, in person or by telephone, electronic transmission or facsimile transmission.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices and has adopted a set of guidelines describing the corporate governance principles and procedures by which it functions (the “Corporate Governance Guidelines”). The Corporate Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically, or more frequently as necessary, and recommends changes to the Board as appropriate. Our Corporate Governance Guidelines, as well as the charters of the Audit, Corporate Governance and Nominating and Compensation Committees, are available on our website, www.liquidityservicesinc.com, at “Investors—Corporate Governance—Governance Documents.” Stockholders may request a free copy of any of these documents by sending a written request to our Corporate Secretary at Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814.

Among other matters, the Corporate Governance Guidelines address board selection, composition and evaluation, engagement of outside advisors, succession planning and stockholder communication with the Board.

Board Leadership Structure

The Board believes it is important to retain the flexibility to select its leadership structure. The Board regularly reviews the Board leadership structure as part of the succession planning process. The Board presently believes that combining the role of Chairman and CEO is in the best interests of the Company and our stockholders and has selected Mr. Angrick for these roles. Mr. Angrick, a co-founder of the Company, has extensive industry experience and knowledge gained through 18 years of hands-on management and engagement with the Company’s senior leaders, employees and business partners, as well as industry influencers. Mr. Angrick has a history of outstanding leadership through both strong and challenging periods as our Chairman and CEO since 2000.

Lead Independent Director

The Board believes that strong, independent Board leadership and oversight is critical to effective corporate governance. The Board has established the position of Lead Director to provide an appropriate balance of leadership among directors in light of the combination of the roles of Chairman and CEO. The Lead Director is an independent director elected for a period of at least one year by the independent directors and whose responsibilities include:

•	Setting the agendas for and leading executive sessions;
•	Calling meetings of the independent directors;
•	Facilitating teamwork and communication among the independent directors at and outside of Board meetings;
•	Serving as liaison between the Chairman and the independent directors;
•	Presiding at all Board meetings at which the Chairman is not present;
•	Approving Board meeting schedules and agendas and working with the Chairman and Committee chairpersons to ensure there is sufficient time for discussion of all agenda items; and
•	Leading the performance assessment of the Chief Executive Officer, in conjunction with the Chair of the Compensation Committee.

Patrick W. Gross has served as the Lead Director since August 2013.

Director Independence

The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Corporate Governance and Nominating Committee. Under the NASDAQ Stock Market, Inc. listing standards, an independent director is a person other than an executive officer or employee of the Company that the Board determines meets the objective standards for “director independence” set forth in the listing standards and is free of any relationship with the Company that, in the Board’s opinion, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to use in making these independence determinations but considers all relevant facts and circumstances. In addition, the directors who serve on the Audit Committee each must satisfy SEC standards providing that Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Liquidity Services other than their director compensation or fixed payments under a retirement plan for prior service. Similarly, in determining whether the directors who serve on the Compensation Committee satisfy independence standards established by the NASDAQ Stock Market, Inc. for service on that committee, the Board must consider the source of compensation of the member, including any consulting, advisory or other compensatory fee from Liquidity Services other than their director compensation or fixed payments under a retirement plan for prior service, as well as whether the member is affiliated with Liquidity Services, any of its subsidiaries or any affiliate of its subsidiaries.

The Board has determined that each of our directors other than Mr. Angrick, our Chairman and CEO, and Mr. Mateus-Tique, our former President and Chief Operating Officer, qualifies as “independent” in accordance with the NASDAQ Stock Market, Inc. listing standards, as follows: Phillip A. Clough, George H. Ellis, Patrick W. Gross, Beatriz V. Infante and Edward J. Kolodzieski.

Board Oversight of Risk

The Board has overall responsibility for oversight of the risks facing the Company. The Board implements its risk oversight function both directly and indirectly through delegation to committees that report back to the Board. For example, the Company is dedicated to managing cyber security risk across all its marketplaces and, accordingly, management of cyber security risks is the responsibility of the Board. Oversight of other risks, such as risks related to accounting and compensation, is delegated to Board committees such as the Audit and Compensation Committees. Overseeing risk is a continuous process.

The Board

- Seeks to understand the material risks we face and to allocate among the full Board and its committees responsibilities for oversight of how management addresses those risks, including the risk management systems and processes management uses for this purpose.
- Considers risks faced by the Company periodically throughout the year and at such other times as the Board considers appropriate with respect to specific proposed actions.

Corporate Governance and Nominating Committee

- Oversees the Company's risk management systems and processes throughout the year.
- Discusses material risks facing the Company at each of its regularly scheduled meetings and more frequently as necessary.

Audit Committee

- Oversees processes for assessing financial related risks and effectiveness of internal controls systems.
- Reviews and discusses with our independent registered public accounting firm and management our significant financial risk exposures and steps management has taken to monitor and control such exposures.

Compensation Committee

- Oversees the assessment of risks related to the Company's compensation structure.
- Assesses whether the Company's compensation structure establishes appropriate incentives for management and employees.

Management

The Chairman and CEO is responsible for:

- Keeping the Board apprised of material risks facing the Company.
- Updating the Corporate Governance and Nominating Committee on material risks facing the Company and how management is addressing such risks.

Risk Considerations in Our Compensation Program. The Company’s management has conducted an assessment of the risk associated with the Company’s current compensation programs covering its employees, including executives. Management’s risk assessment considered the following:

•	The Company’s compensation programs appropriately balance fixed compensation with short-term and long-term variable compensation and cash-based compensation with equity-based compensation such that no one pay element would motivate employees to engage in excessive risk taking.
•	The design of the Company’s annual incentive program does not lend itself to excessive risk taking because we:
•	fund annual incentive awards based on a variety of pre-established performance conditions, thus diversifying the risk associated with any single indicator of performance;
•	establish performance targets that are objectively determined with verifiable results;
•	incorporate pre-established caps in any awards; and
•	retain discretion to decrease bonus payouts.
•	The Company’s long-term incentive program encourages employees to focus on the long-term success of the Company by providing stock options and stock appreciation rights, which only reward employees if the Company’s stock price increases, and restricted stock, which declines in value if our stock price declines, reducing the motivation employees may have to take excessive risks.

Board and Committee Membership

Our bylaws provide that our Board shall consist of at least three members and the exact number of directors will be determined from time to time by resolution of our Board. Our Board currently is composed of seven directors, divided into three classes: Class I, Class II and Class III. The term for each class of directors expires at successive annual meetings. The Class I directors are William P. Angrick, III and Edward J. Kolodzieski, the Class II directors are Phillip A. Clough, George H. Ellis and Jaime Mateus-Tique, and the Class III directors are Patrick W. Gross and Beatriz V. Infante.

The Board met eight times during fiscal 2017. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board held while he or she was a director and of each standing committee on which he or she served while he or she was a member of that committee. Our directors are encouraged to attend each Annual Meeting of Stockholders. Five members of our Board attended the 2017 Annual Meeting.

The table below provides membership information for the Board and each standing committee of the Board as of the date of this proxy statement.

Name	Position	Year Current Term Expires	Audit Committee Member		Compensation Committee Member		Corporate Governance and Nominating Committee Member
Mr. Angrick	Class I director	2019
Mr. Clough	Class II director	2020			X		X	*
Mr. Ellis	Class II director	2020	X	*
Mr. Gross**	Class III director	2018	X				X
Ms. Infante	Class III director	2018	X		X	*
Mr. Kolodzieski	Class I director	2019			X		X
Mr. Mateus-Tique	Class II director	2020
*	Committee Chair
**	Lead Independent Director

The Audit Committee

Under the terms of its Charter, the Audit Committee meets at least four times per fiscal year, including periodic meetings in executive session with Liquidity Services’ management and independent registered public accounting firm, and reports regularly to the full Board on its activities. Specifically, the Audit Committee is responsible for:

•	Directly appointing, retaining, compensating, evaluating and overseeing the Company’s independent registered public accounting firm, which reports directly to the Committee;
•	Reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;
•	At least annually, reviewing a report by the independent registered public accounting firm describing: (a) the auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues;

•	At least annually, reviewing the qualifications, independence and performance of the independent registered public accounting firm, and discussing with the independent registered public accounting firm its independence. As part of such annual review, the Committee will review a report by the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company, consistent with professional standards applicable to independent registered public accounting firms, and any other relationships that may impact the independent registered public accounting firm’s independence;
•	Upon completion of the annual audit, reviewing and discussing with the independent registered public accounting firm the matters required to be discussed by the independent registered public accounting firm under PCAOB Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board and amended from time to time;
•	Meeting to review and discuss with management and the independent registered public accounting firm the annual audited financial statements, and the unaudited quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Annual and Quarterly Reports the Company files with the SEC;
•	Reviewing and approving related party transactions;
•	Reviewing and discussing earnings press releases, corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;
•	Overseeing the Company’s processes for assessing financial-related risks, and reviewing and discussing with management and the independent registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;
•	Reviewing the adequacy and effectiveness of the Company’s internal control procedures and internal controls over financial reporting, and any programs instituted to correct deficiencies;
•	Reviewing and discussing the adequacy and effectiveness of the Company’s disclosure controls and procedures;
•	Overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s Code of Conduct and programs to monitor compliance with such Code;
•	Establishing procedures for the submission, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and federal securities law matters and the confidential, anonymous submission of employee concerns about questionable accounting or auditing matters, and federal securities law matters;
•	Investigating or referring matters brought to its attention, as appropriate, with full access to all books, records, facilities and personnel of the Company;
•	Reviewing the application of significant regulatory, accounting and auditing initiatives, including new accounting pronouncements;

•	Establishing policies for the hiring of employees and former employees of the independent registered public accounting firm;
•	Annually reviewing and reassessing the adequacy of the Audit Committee Charter and evaluating the performance of the Committee, and recommending changes to the Board as appropriate; and
•	Performing such other functions as assigned by law, the Company’s certificate of incorporation or bylaws or the Board.

The Audit Committee met five times during fiscal 2017.

The members of the Audit Committee as of the date of this proxy statement are Mr. Ellis (Chair), Mr. Gross and Ms. Infante. The Board has determined that each is independent, as defined by the Company’s director independence standards and the rules of the NASDAQ Stock Market, Inc. and the SEC, and that Mr. Ellis is an “audit committee financial expert” for purposes of the rules of the SEC.

The Corporate Governance and Nominating Committee

Under the terms of its Charter, the Corporate Governance and Nominating Committee is responsible for:

•	Developing and recommending to the Board criteria for identifying and evaluating director candidates;
•	Identifying, reviewing the qualifications of and recruiting candidates for election to the Board;
•	Assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;
•	Reviewing and recommending changes to the Company’s policies on stockholder recommendations of director candidates;
•	Recommending to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;
•	Reviewing, evaluating and recommending to the Board a set of Corporate Governance Guidelines and reviewing and recommending changes to these guidelines, as necessary;
•	Making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees;
•	Recommending to the Board candidates for appointment to Board committees;
•	Reviewing the Company’s succession plans relating to the Chief Executive Officer and other senior officers;
•	Overseeing the annual evaluation of the Board, its committees and directors; and
•	Annually evaluating the performance of the Committee and the adequacy of the Committee’s Charter and recommending changes to the Board as appropriate.

The Corporate Governance and Nominating Committee is also responsible for overseeing enterprise risk management at the Company throughout the year to focus the Board and management on identifying and managing the risks across the entire Company likely to have the greatest impact on the Company.

The Corporate Governance and Nominating Committee met four times during fiscal 2017.

The members of the Corporate Governance and Nominating Committee as of the date of this proxy statement are Messrs. Clough (Chair), Gross and Kolodzieski. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is independent, as defined by the Company’s director independence standards and the rules of the NASDAQ Stock Market, Inc.

Recommendation of Director Candidates

The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest level of personal and professional ethics and integrity, sound judgment, the ability to make independent analytical inquiries, the willingness to devote adequate time and resources to diligently perform Board duties and appropriate and relevant business experience and acumen. The Committee evaluates candidates for the Board on the basis of these qualifications, and seeks to achieve a diversity of strengths and backgrounds on the Board, including members who have specific industry experience and familiarity with general issues affecting our business, as discussed in more detail under “Item 1—Election of Directors” below. The Committee also considers the number of other boards of public companies on which the candidate serves.

The Committee uses a variety of methods to identify and evaluate candidates for director. Candidates may come to the attention of the Committee through current Board members, the CEO, professional search firms (to whom we pay a fee), stockholders or other persons. The Company has also sought to identify potential candidates through professional associations such as the National Association of Corporate Directors and The Boston Club, initiatives such as George Washington University’s On the Board and Stanford Women on Boards, and executive education programs such as Stanford’s Directors’ College. The Committee did not use a professional search firm in fiscal 2017.

The Company’s Corporate Governance Guidelines provide that the Committee will consider candidates for director suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required under our bylaws and described in this proxy statement under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.” Director candidates recommended by stockholders in accordance with these procedures and who meet the criteria outlined above, in the Committee’s Charter and in our Corporate Governance Guidelines will be evaluated by the Corporate Governance and Nominating Committee in the same manner as other director candidates.

The Compensation Committee

Under the terms of its Charter, the Compensation Committee is responsible for:

•	Overseeing the Company’s overall compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees;
•	Overseeing the assessment of risks associated with the Company’s compensation programs for management and employees;
•	Administering and implementing the Company’s incentive compensation and equity-based compensation plans;
•	Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other executive officers, evaluating the CEO’s performance in light of those goals and objectives and approving the CEO’s compensation;
•	Overseeing the evaluation of other executive officers and setting their compensation based upon the recommendations of the CEO;
•	Approving stock option and other stock incentive awards for all employees;

•	Reviewing and approving employment and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;
•	Reviewing the compensation of outside directors for service on the Board and its committees and recommending changes in compensation to the Board;
•	Assessing the independence of any consultants and advisors that provide advice to the Committee, in accordance with the NASDAQ Stock Market, Inc. listing standards;
•	Annually evaluating the performance of the Committee and the adequacy of the Committee’s Charter and recommending changes to the Board as appropriate;
•	Assessing the results of the Company’s most recent advisory vote on executive compensation; and
•	Performing such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee deems appropriate.

The Compensation Committee met six times in fiscal 2017.

The members of the Compensation Committee as of the date of this proxy statement are Mr. Clough, Ms. Infante (Chair) and Mr. Kolodzieski. The Board has determined that each of the members of the Compensation Committee is independent, as defined by the Company’s director independence standards and the rules of the NASDAQ Stock Market, Inc.

Code of Conduct

Our Board has adopted a Code of Conduct (the “Code”) applicable to all of our directors, officers and employees in order to protect and promote organization-wide integrity and to enhance Liquidity Services’ ability to achieve its mission.

The Code embodies general principles such as compliance with laws, acting with honesty and integrity, avoidance of conflicts of interest, maintenance of accurate and timely financial and business records, use of the Company’s assets for legitimate business purposes only, provision and acceptance of gifts to or from customers, suppliers and governments in compliance with law, protecting the Company’s information and dealing fairly with other companies.

All directors, officers, and employees are obligated to report violations and suspected violations of the Code and any concerns they may have pertaining to non-compliance with the Code by following certain procedures described in the Code. All reports of suspected Code violations will be forwarded to the General Counsel or Compliance Officer, except for complaints and concerns involving accounting or auditing matters, which will be handled in accordance with procedures established by the Audit Committee.

The Code is available on our website, www.liquidityservicesinc.com, at “Investors—Corporate Governance—Governance Documents.” A free printed copy is available to any stockholder who requests it by writing to us at the address on page 1 of this proxy statement. We intend to disclose future amendments to certain provisions of the Code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with the Board by writing c/o the Corporate Secretary, Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814. Communications intended for a specific director or directors should be addressed to the attention of the relevant individual(s) c/o the Corporate Secretary at the same address.

Our Corporate Secretary will review all correspondence intended for the Board and forward to the Board a summary of such correspondence and a copy of correspondence that, in the opinion of the Corporate Secretary requires the Board’s attention. Directors may at any time review a log, and receive copies, of all correspondence received by the Corporate Secretary that is intended for the Board.

In addition, the Audit Committee has established a procedure for parties to submit concerns regarding what they believe to be questionable accounting, internal accounting controls and auditing matters. Concerns may be reported through our Compliance Hotline at (888) 475-8376. Concerns may be submitted anonymously and confidentially.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee directors receive a combination of equity and cash compensation for service as directors. Directors who are employed by the Company (including Mr. Angrick) do not receive any compensation for their service as directors. The Compensation Committee, in consultation with its independent compensation consultant, periodically reviews non-employee director compensation and recommends changes based on competitive market data.

Non-employee director compensation for calendar year 2017 was the same as calendar year 2016. Each non-employee director received an annual cash retainer of $45,000. Committee chairs received an additional annual retainer as follows: $15,000 for the Audit Committee and $7,500 for each of the Compensation Committee and the Corporate Governance and Nominating Committee. The Lead Director received an additional cash retainer of $7,500. All amounts paid to our non-employee directors are paid quarterly in advance. Our non-employee directors may receive payment of their cash retainers in the form of grants of stock options or restricted stock by making an irrevocable one-time annual election. Mr. Gross was the only director to elect to receive payment of his annual retainer in the form of restricted stock in fiscal year 2017, and no director elected to receive payment of their annual retainer in the form of stock options in fiscal year 2017. On February 1, 2017, Mr. Gross received 5,384 shares of restricted stock with a grant date fair value of $52,500. All restrictions applicable to the restricted shares received pursuant to this election lapse on February 1, 2018.

In addition to a cash retainer, non-employee directors also receive equity-based compensation. Annual non-employee director equity awards are generally granted in February and generally vest on the one-year anniversary of the grant date, subject to the director’s continued service with the Company through that date. Stock options granted to non-employee directors expire ten years from the date of grant. Annual cash retainers and equity compensation for new non-employee directors are pro-rated based on when they join the Board during the fiscal year.

Non-employee directors are required to hold a number of shares of our common stock equal to five times the value of his or her annual cash retainer. Each non-employee director has either five years from the implementation of this policy in 2014 or five years after a non-employee director’s appointment to the Board (whichever is later) to satisfy this requirement. Each of our non-employee directors has satisfied or is on track to satisfy this requirement within the applicable timeframe. Directors are not permitted to purchase any financial instrument or enter into any transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

For fiscal 2017, each non-employee director received an annual equity award with an aggregate value of $95,000 granted under the Company’s Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan. Such awards will vest on February 1, 2018 subject to continued service with the Company through such date.

All equity awards granted to our non-employee directors for 2017 will vest on February 1, 2018. The determination of the number of stock options to be granted was made using the Black-Scholes model. The number of shares of restricted stock to be granted was determined by dividing the value of the award by the closing price of our common stock on the grant date.

The non-employee director compensation described above is summarized in the following table:

Annual Compensation Element for Role	Board Compensation
General Board Service—Cash Retainer	$45,000
Committee Chair Service—Cash Retainer
Audit	$15,000
Compensation	$7,500
Corporate Governance and Nominating	$7,500
Lead Director—Cash Retainer	$7,500
General Board Service—Equity (Each Director Elects One of Three Following Options)
Stock Option Value (60%)	$57,000
Restricted Stock Value (40%)	$38,000
or
Stock Option Value (20%)	$19,000
Restricted Stock Value (80%)	$76,000
or
Stock Option Value (0%)	$0
Restricted Stock Value (100%)	$95,000
Vesting Schedule	Stock options and restricted stock generally vest in full on February 1 of each year (one-year vesting period)

Non-employee directors are also reimbursed for expenses they incur in attending meetings of the Board or Board committees.

DIRECTOR COMPENSATION FOR FISCAL 2017

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on the Board and committees of the Board during fiscal 2017:

Name	Retainer fees paid in cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Phillip A. Clough	$52,500	$76,000	$19,000	$147,500
George H. Ellis	$60,000	$38,000	$57,000	$155,000
Patrick W. Gross	$52,500	$95,000	$0	$147,500
Beatriz V. Infante	$52,500	$95,000	$0	$147,500
Edward Kolodzieski	$45,000	$95,000	$0	$140,000
Jaime Mateus-Tique	$45,000	$95,000	$0	$140,000
(1)	Retainer fees, at the election of each director, may be paid in cash or in the form of stock options or restricted stock. For fiscal 2017, Mr. Gross elected to receive his retainer fees in the form of restricted stock. As a result, on February 1, 2017, Mr. Gross was granted 5,384 shares of restricted in lieu of a retainer fee with a grant date fair value of $52,500. The vesting restrictions on these shares will lapse on February 1, 2018.
(2)	The amounts reported in these columns reflect the aggregate grant date fair value of grants of stock options and restricted stock awards to each of the non-employee directors, computed in accordance with U.S. generally accepted accounting principles, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. As described above, in fiscal 2017, each of Ms. Infante and Messrs. Gross, Kolodzieski and Mateus-Tique elected to receive the entire award in the form of restricted stock with a grant date fair value of $95,000. Mr. Clough elected to receive eighty percent of the annual equity award in the form of restricted stock with a grant date fair value of $76,000 and twenty percent of the annual equity award in the form of stock options with a grant date fair value of $19,000. Mr. Ellis elected to receive sixty percent of the annual equity award in the form of stock options with a grant date fair value of $57,000, and forty percent of the annual equity award in the form of restricted stock having a grant date fair value of $38,000. On February 1, 2017, we granted each of our non-employee directors, other than Messrs. Ellis and Clough, 9,744 shares of restricted stock. On February 1, 2017, we granted Mr. Clough options to purchase 3,561 shares of our common stock with an exercise price per share of $9.75 and 7,795 shares of restricted stock and we granted Mr. Ellis options to purchase 10,684 shares of our common stock with an exercise price per share of $9.75 and 3,897 shares of restricted stock. We calculate the grant date fair value of a restricted stock award by multiplying the closing price of our common shares on the grant date by the number of shares subject to such award.
(3)	At September 30, 2017, our non-employee directors held the following shares of unvested restricted stock: Phillip A. Clough, 7,795; George H. Ellis, 3,897; Patrick W. Gross, 15,128 shares; Beatriz Infante, 9,744 shares; Edward Kolodzieski, 9,744 shares; and Jaime Mateus-Tique, 9,744 shares.
(4)	At September 30, 2017, our non-employee directors held the following stock option awards, some of which were not fully vested: Phillip A. Clough, 76,849 options; George H. Ellis, 98,352 options; Patrick W. Gross, 224,781 options; Beatriz Infante, 0 options; Edward Kolodzieski, 0 options; and Jaime Mateus-Tique, 220,049 options.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth information regarding ownership of our common stock as of January 9, 2018, other than as set forth below, by each of our directors and named executive officers, all of our directors and executive officers as a group and the holders of 5% or more of our common stock known to us. The information in this table is based on our records, information filed with the SEC and information provided to us. To our knowledge, except as disclosed in the table below, none of our stockholders hold 5% or more of our common stock. Except as otherwise indicated, (1) each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table and (2) the business address of each person shown below is 6931 Arlington Road, Suite 200, Bethesda, MD 20814, other than for BlackRock, Inc., Staley Capital Advisers, Inc. and Renaissance Technologies LLC.

	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)
5% Stockholders:
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,323,824	10.4%
Staley Capital Advisers, Inc.(3) One Oxford Centre Suite 3950 Pittsburgh, PA 15219	2,575,000	8.1% %
Renaissance Technologies LLC(4) 800 Third Avenue New York, NY 10022	2,201,239	6.9%
Executive Officers and Directors:
William P. Angrick, III(5)	5,393,200	16.9%
James M. Rallo(6)	102,979	*
Phillip A. Clough(7)	124,761	*
Jorge A. Celaya(8)	67,091	*
Gardner Dudley(9)	59,390	*
George H. Ellis(10)	121,915	*
Patrick W. Gross(11)	243,103	*
Roger Gravley(12)	26,107	*
Edward J. Kolodzieski(13)	28,080	*
Jaime Mateus-Tique(14)	848,972	2.7%
Beatriz V. Infante(15)	39,914	*
Mark A. Shaffer	5,678	*
Michael E. Sweeney(16)	3,428	*
% All executive officers and directors as a group (13 individuals)(17)	7,064,618	22.1%
*	Less than 1% of the outstanding shares of our common stock.
(1)	The percentages are calculated based on 31,935,263 shares of common stock outstanding as of the Record Date.
(2)	Based on a review of a Schedule 13G/A filed on October 10, 2017, BlackRock, Inc. beneficially owned 3,323,824 shares, had sole voting power with respect to 3,289,233 shares and had sole investment power with respect to 3,323,824 shares.

(3)	Based on a review of a Form 13F-HR filed on November 9, 2017, Staley Capital Advisers, Inc. beneficially owned 2,575,000 shares, had sole voting power with respect to 2,575,000 shares and had sole investment power with respect to 2,575,000 shares.
(4)	Based on a review of a Form 13F-HR filed on November 13, 2017, Renaissance Technologies LLC beneficially owned 2,201,239 shares, had sole voting power with respect to 1,984,299 shares and had sole investment power with respect to 2,201,239 shares.
(5)	Includes 3,645,583 shares of common stock held by the William P. Angrick, III Revocable Trust, 873,379 shares of common stock held by the William P. Angrick III 2005 Irrevocable Trust, 114,699 shares of common stock held by the Stephanie S. Angrick Revocable Trust and 575,513 shares of common stock held by the Stephanie S. Angrick 2005 Irrevocable Trust. Mr. Angrick disclaims beneficial ownership of these securities. This amount also includes 184,026 shares of common stock issuable pursuant to options held by Mr. Angrick that are exercisable as of January 9, 2018 or within 60 days of such date.
(6)	Includes 78,795 shares of common stock issuable pursuant to options held by Mr. Rallo that are exercisable as of January 9, 2018 or within 60 days of such date. Includes 8,000 shares held by the James M. Rallo IRA, 15,039 shares held by the James M. Rallo 401k, 460 shares held by James M. Rallo Cust. Melissa Rallo MD UTMA and 685 shares held by James M. Rallo Cust. Michael Rallo MD UTMA, of which Mr. Rallo disclaims beneficial ownership.
(7)	Includes 76,849 shares of common stock issuable pursuant to options held by Mr. Clough that are exercisable as of January 9, 2018 or within 60 days of such date and 7,795 shares of restricted stock that are scheduled to vest within 60 days of such date.
(8)	Includes 8,392 shares of common stock issuable pursuant to options held by Mr. Celaya that are exercisable as of January 9, 2018 or within 60 days of such date.
(9)	Includes 17,833 shares of common stock issuable pursuant to options held by Mr. Dudley that are exercisable as of January 9, 2018 or within 60 days of such date.
(10)	Includes 1,160 shares of common stock held by the George H. Ellis Individual Retirement Account and 98,352 shares of common stock issuable pursuant to options held by Mr. Ellis that are exercisable as of January 9, 2018 or within 60 days of such date and 3,897 shares of restricted stock that are scheduled to vest within 60 days of such date.
(11)	Includes 214,509 shares of common stock issuable pursuant to options held by Mr. Gross that are exercisable as of January 9, 2018 or within 60 days of such date and 15,128 shares of restricted stock that are scheduled to vest within 60 days of such date.
(12)	Includes 26,107 shares of common stock issuable pursuant to options held by Mr. Gravley that are exercisable as of January 9, 2018 or within 60 days of such date.
(13)	Includes 9,744 shares of restricted stock that are scheduled to vest within 60 days of January 9, 2018.

(14)	Includes 163,208 shares of common stock held by the Jaime Mateus-Tique 2005 Irrevocable Trust, 468,262 shares of common stock held by the Em El 2007 Irrevocable Trust, 144,049 shares of common stock issuable pursuant to options held by Mr. Mateus-Tique that are exercisable as of January 9, 2018 or within 60 days of such date and 9,744 shares of restricted stock that are scheduled to vest within 60 days of such date.
(15)	Includes 9,744 shares of restricted stock that are scheduled to vest within 60 days of January 9, 2018.
(16)	Includes 832 shares of common stock issuable pursuant to options held by Mr. Sweeney that are exercisable as of January 9, 2018 or within 60 days of such date.
(17)	Includes 849,744 shares of common stock issuable pursuant to options held by all executive officers and directors as a group that are exercisable as of January 9, 2018 or within 60 days of such date and 56,052 shares of restricted stock that are scheduled to vest within 60 days of such date.

Named executive officers are obligated to hold a number of shares of our common stock equal to 150% of the executive’s annual base salary except the Chairman and CEO, who must hold common stock equal to 600% of his annual base salary. Each executive officer has either five years from the implementation of this policy in 2014 or five years after his or her date of hire (whichever is later) to satisfy this requirement. Executive officers are not permitted to purchase any financial instrument or enter into any transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and beneficial owners of greater than ten percent of our common stock to file reports of holdings and transactions in Liquidity Services’ common stock with the SEC. Based solely on these records, we believe that in fiscal 2017 all persons satisfied these filing requirements on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company did not participate in or review any potential related party transactions during fiscal 2017 and there currently are no proposed related party transactions. To be considered a related party transaction under current SEC rules, a transaction must include the Company as a participant, and one of our officers, directors or greater than 5% stockholders or a family member of such person must have a direct or indirect material interest in the transaction. To date, we have not participated in any related party transactions requiring disclosure as such under the SEC disclosure requirements. Should we consider participating in a related party transaction in the future, such transaction would be reviewed and subject to approval by the Audit Committee, in accordance with our written Audit Committee Charter. We have not adopted specific standards that would govern such review.

As a general matter, our written Code of Conduct prohibits conflicts of interest. We consider a conflict of interest to exist when a person’s private interest interferes in any way with the interests of our Company, including: (i) a conflict that makes it difficult for an employee, officer or director to perform his or her work objectively and effectively; (ii) when an employee, officer or director, or any member of his or her family, receives improper personal benefits as a result of his or her position in or with our Company; or (iii) when an employee, officer or director is engaged in a business or business activity that is in competition with or injurious to us. The Code of Conduct requires that the General Counsel be consulted with any questions about conflicts of interest in addition to requiring that our directors and officers consult with the General Counsel before engaging in any potential conflict of interest transactions.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

Our Class III directors, elected at the Annual Meeting of Stockholders in 2015, are Patrick W. Gross and Beatriz V. Infante, and their terms end at this Annual Meeting of Stockholders. With respect to the Class III directors to be elected at the Annual Meeting, each nominee for director will, if elected, continue in office until our Annual Meeting of Stockholders in 2021 or until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement.

If you are a stockholder of record, the proxy holders named on the proxy card intend to vote your proxy for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. Brokers, banks and other nominees are not permitted to vote in the election of directors without instructions from the beneficial owner. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted in the election of directors unless you affirmatively vote your shares.

Each nominee has consented to be named as a nominee in this proxy statement, and we expect each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the other nominees and may be voted for substitute nominees selected by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

In evaluating director candidates, and considering incumbent directors for renomination, the Board and the Corporate Governance and Nominating Committee consider a variety of factors as discussed above under “The Corporate Governance and Nominating Committee.” Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

•	Industry experience and Company knowledge. It is important for our directors to have knowledge of the Company and the online auction marketplace industry in order to understand the Company’s business, operations and strategy.
•	Senior leadership experience. It is important for our directors to have successfully served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others and to identify and develop leadership qualities in others.
•	High-growth company experience. As a high-growth company, it is important for our directors to have experience with other companies that have undergone periods of significant growth because they can provide insight on the challenges faced by companies in these situations, including how to balance strategic acquisitions with organic growth, manage expectations about the scope, speed and success of our growth strategy and leverage operational infrastructure to support expansion.

•	Public company board service. Directors who have served on other public company boards can offer advice and perspective with respect to Board dynamics and operations; the relationship between the Board and Company management; and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.
•	Media and technology experience. As the Company is a provider of online marketplaces, it is important for our directors to have media and technology experience, especially as this experience relates to the Internet.
•	Financial and accounting experience. It is important for our directors to have knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company’s capital structure and overseeing the preparation of its financial statements.

The specific qualifications and experience of the individual directors and the nominees and certain other information are set forth on the following pages. For more information on the director nomination process, refer to “The Corporate Governance and Nominating Committee” above.

RECOMMENDATION OF THE BOARD

Your Board of Directors unanimously recommends a vote FOR the election of Patrick W. Gross and Beatriz V. Infante as directors.

BOARD OF DIRECTORS

Name and Age as of January 22, 2018	Biographical Information and Director Qualifications and Experience
William P. Angrick, III Age 50
Experience:   Mr. Angrick is a co-founder of Liquidity Services who has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since January 2000. Prior to co-founding Liquidity Services, Mr. Angrick was at Deutsche Bank Alex Brown from 1995 to 1999, where he served as Vice President of the Consumer and Business Services Investment Banking Group after serving as an Associate.

Education:   Mr. Angrick holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a B.B.A. with honors from the University of Notre Dame. Mr. Angrick earned his CPA certificate in 1990.

Key Skills, Qualifications and Experience:   As a co-founder and Chairman and CEO of the Company, Mr. Angrick has extensive industry experience and knowledge of the Company. Mr. Angrick also brings to the Board senior leadership experience and financial and accounting experience.

Jaime Mateus-Tique Age 51
Experience:   Mr. Mateus-Tique is a co-founder of Liquidity Services who has served as a director of the Company since April 2000. Mr. Mateus-Tique served as the Company’s President and Chief Operating Officer from April 2000 until his retirement in September 2009. Prior to co-founding Liquidity Services, Mr. Mateus-Tique served as a senior engagement manager at McKinsey & Co., a management consulting firm, from September 1995 to March 2000.

Education: Mr. Mateus-Tique holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a master’s degree from Ecole des Hautes Etudes Commerciales in Paris.

Key Skills, Qualifications and Experience:   As a co-founder and former President and COO of the Company, Mr. Mateus-Tique has extensive industry experience and knowledge of the Company. Mr. Mateus-Tique also brings to the Board senior leadership experience and media and technology experience.

Name and Age as of January 22, 2018	Biographical Information and Director Qualifications and Experience
Phillip A. Clough Age 56
Experience:   Mr. Clough has served as a director of Liquidity Services since September 2004 and currently serves as a member of the Corporate Governance and Nominating Committee and a member of the Board of Directors’ Compensation Committee. Since January 2007, Mr. Clough has been a Managing General Partner of ABS Capital Partners (“ABS”), a growth equity firm focused on investments in growth companies in the business and tech-enabled services and health care industries. From September 2001 to January 2007, Mr. Clough was a General Partner of ABS. Prior to joining ABS, Mr. Clough was President and Chief Executive Officer of Sitel Corporation, a global provider of outsourced customer support services, from May 1998 to March 2001. Mr. Clough previously served on the board of directors of American Public Education, Inc., a provider of exclusively online post-secondary education, from August 2002 to 2010 and Rosetta Stone Inc., a provider of technology-based language learning solutions, from January 2006 to May 2014.

Education: Mr. Clough holds a B.S. degree from the U.S. Military Academy at West Point and holds an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

Key Skills, Qualifications and Experience:   As a Managing General Partner of a growth equity firm, Mr. Clough has senior leadership experience and financial experience. Mr. Clough also brings to the Board high-growth company experience, media and technology experience and public company board experience.

Name and Age as of January 22, 2018	Biographical Information and Director Qualifications and Experience
George H. Ellis Age 68
Experience:   Mr. Ellis has served as a director of Liquidity Services since May 2010 and currently serves as the Chairman of the Audit Committee. Mr. Ellis has been the Chief Financial Officer of Studer Group, a private equity-backed healthcare consulting firm, since September 2011. Studer Group is an operating unit of Huron Consulting Group, which acquired the Studer Group in February 2015. From July 2006 to August 2011, Mr. Ellis served as the Chief Financial Officer of Global 360, Inc., a software development company. Mr. Ellis has also served in several capacities at Softbrands, Inc., a software developer and provider of related professional services that has been acquired by Golden Gate Capital, serving as a member of its board of directors from October 2001 to August 2009, as Chairman from October 2001 to June 2006, and as Chief Executive Officer from October 2001 to January 2006. Mr. Ellis is also a director of Blackbaud, Inc., a supplier of software for non-profit companies, where he is Chairman of the audit committee. Mr. Ellis served on the board of directors of NEON Systems, Inc., from January 2000 to December 2005 and PeopleSupport, Inc., from October 2004 to October 2008. He also served as a director of AremisSoft Corp. from April 1999 until February 2001 and as Chairman and Chief Executive Officer of AremisSoft from October 2001 to July 2002. AremisSoft confirmed its plan of reorganization under Chapter 11 of the U.S. Federal Bankruptcy Code in August 2002. Previously, Mr. Ellis served as Chief Financial Officer of Sterling Software, Inc., Chief Financial Officer and founder of Sterling Commerce, Inc., a spin-off of Sterling Software, and Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Mr. Ellis is a Certified Public Accountant and is admitted to the State Bar of Texas.

Education: Mr. Ellis holds a B.S. degree from Texas Tech University and a J.D. from Southern Methodist University Dedman School of Law.

Name and Age as of January 22, 2018	Biographical Information and Director Qualifications and Experience

Key Skills, Qualifications and Experience:   As a CFO and former Chairman and CEO of several companies and an audit committee member, Mr. Ellis has senior leadership experience and financial and accounting experience. Mr. Ellis also brings to the Board high-growth company experience, media and technology experience and public company board experience.

Patrick W. Gross Age 73
Experience:   Mr. Gross has served as a director of Liquidity Services since February 2001 and currently serves as the Lead Director and a member of the Audit and Corporate Governance and Nominating Committees. Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since October 2002. Mr. Gross is a founder of, and served as a principal executive officer from 1970 to September 2002 at, American Management Systems, Inc., a publicly traded information technology consulting, software development and systems integration firm. Mr. Gross is also a director of Career Education Corporation, a publicly traded provider of post-secondary educational services, Rosetta Stone Inc., a provider of technology-based language learning solutions, and Waste Management, Inc., a publicly traded provider of integrated waste services. Mr. Gross previously served on the board of directors of Capital One Financial Corporation, a publicly traded financial services company from February 1995 to May 2017, and, Taleo Corporation, a publicly traded provider of talent management solutions, from August 2006 until April 2012 when Taleo Corporation was acquired by Oracle Corporation. Mr. Gross currently serves on the boards of directors of various private companies.

Education: Mr. Gross holds a B.S.E. degree from Rensselaer Polytechnic Institute, an M.S.E. degree from the University of Michigan, and an M.B.A. from the Stanford Graduate School of Business.

Key Skills, Qualifications and Experience:   As the Chairman of a business and technology advisory and investment firm, Mr. Gross has senior leadership experience and media and technology experience. Mr. Gross also brings to the Board industry experience, high-growth company experience and public company board experience.

Name and Age as of January 22, 2018	Biographical Information and Director Qualifications and Experience
Beatriz V. Infante Age 63
Experience:   Ms. Infante has served as a director of Liquidity Services since May 2014, and she currently serves as Chair of its Compensation Committee and a member of its Audit Committee. Ms. Infante is currently the Chief Executive Officer of Business Excelleration LLC, a business consultancy specializing in corporate transformation and renewal, and since 2008, has been a limited partner in Tandem Capital, a Silicon Valley venture capital firm. Since January 2010, she has served as director and member of the Compensation Committee of Sonus Networks. From May 2012 through May 2015, Ms. Infante served as a Director of Emulex, and was Chair of the Nominating and Governance Committee and member of the Compensation Committee. From July 2016 until its acquisition by Veeco in May 2017, Ms. Infante served as director and member Nominating and Corporate Governance Committee of Ultratech, Inc. Ms. Infante served as Chief Executive Officer and a Director of ENXSuite Corporation from May 2010 until ENXSuite Corporation was acquired in October 2011. Ms. Infante served as Chief Executive Officer and a Director of VoiceObjects, Inc. from March 2006 until VoiceObjects, Inc. was acquired in December 2008. Ms. Infante served as Director and Interim Chief Executive Officer of Sychron, Inc. from December 2004 to June 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation, a market leader in communications solutions, from April 2000 until October 2003, and was additionally named Chairman in February 2001. Between October 1998 and April 2000, she held additional roles at Aspect Communications. From May 2012 until April 2014, Infante was also Director and Chairman of the Compensation and Audit Committees of 1010data, Inc.

Education:   Ms. Infante holds a B.S.E degree in Electrical Engineering and Computer Science from Princeton University and holds a M.S. degree in Engineering Science from California Institute of Technology.

Name and Age as of January 22, 2018	Biographical Information and Director Qualifications and Experience

Key Skills, Qualifications and Experience:   Ms. Infante’s strong technical expertise coupled with her senior executive experience as a Chief Executive Officer of many different technology companies and her exemplary performance as a distinguished board member who currently sits on multiple technology company boards provide strategic and corporate compensation experience to the Board. Ms. Infante has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees. Ms. Infante has been a National Association of Corporate Directors (NACD) Board Leadership Fellow since 2012. Ms. Infante supplements her board leadership skills through ongoing engagement with the director community and access to leading practices.

Edward J. Kolodzieski Age 57
Experience:   Mr. Kolodzieski has served as a director of Liquidity Services since November 2015, and currently serves as a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Since 2013, Mr. Kolodzieski has served as a Senior Advisor for CVC Capital Partners in the consumer products, retail and supply chain sectors. In addition, since August 2013, he has served as a director for Vi-Jon Inc. and since September 2015, he has served as Chairman of the Board for Archway Marketing Services. Prior to that, Mr. Kolodzieski served as Executive Vice President—Global Sourcing at Wal-Mart from February 2010 to his retirement from Wal-Mart in February 2013. Prior to this position, he held a number of other senior executive positions with Wal-Mart, including Chairman of the Board and Chief Executive Officer of Walmart Japan, Chief Operating Officer of Wal-Mart International, and SVP of Wal-Mart’s Neighborhood Market division. Prior to joining Wal-Mart, he was the President of Acme Markets of Virginia, a supermarket firm with operations in five Mid-Atlantic States.

Name and Age as of January 22, 2018	Biographical Information and Director Qualifications and Experience
Education: Mr. Kolodzieski holds a B.S. in Business Management from University of South Florida and an M.B.A. from University of Tampa.

Key Skills, Qualifications and Experience:   As a retail industry veteran, Mr. Kolodzieski brings senior leadership and financial experience with respect to traditional and e-commerce retail supply chain operations, sourcing and merchandising. Mr. Kolodzieski has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors—a rigorous suite of courses spanning leading practices for boards and committees. Mr. Kolodzieski is a 2013 National Association of Corporate Directors (NACD) Board Governance Fellow.

EXECUTIVE OFFICERS AND MANAGEMENT

Below you can find information, including biographical information, about our executive officers (other than Mr. Angrick, whose biographical information appears above):

Name	Age	Position
Jorge A. Celaya	51	EVP and Chief Financial Officer
Gardner Dudley	42	Former President, Capital Assets Group
Roger Gravley	60	President, GovDeals and Chief Information Officer
James M. Rallo	52	President, Retail Supply Chain Group and Capital Assets Group
Mark A. Shaffer	44	Vice President, General Counsel and Corporate Secretary
*	Mr. Gardner left the company on October 2, 2017.

Jorge A. Celaya has served as our Executive Vice President and Chief Financial Officer since August 10, 2015. Prior to joining the Company, Mr. Celaya was co-founder of Avanz Capital, an independent investment firm focused on private equity investing in emerging markets. From July 2007 to March 2010, Mr. Celaya was Executive Vice President and Chief Financial Officer of FTI Consulting, a global business advisory firm in restructuring, transaction advice, forensic accounting and due diligence, as well as e-discovery software and services. Prior to that, Mr. Celaya served as Executive Vice President and Chief Financial Officer of Sitel Corporation, a global provider of business process outsourcing services, from October 2003 to February 2007. From 1990 to October 2003, Mr. Celaya held various U.S. and international positions at Schlumberger Limited in both corporate and operating segment capacities across numerous industry sectors, including energy and technology. Mr. Celaya holds a Bachelor of Arts and a Master’s in Business degree from the University of Texas at Austin.

Gardner H. Dudley served as President, Capital Assets Group from October 2014 through October 2017. Prior to this role, he was Global Sales Vice President, Capital Assets Group from March 2014 to October 2014, VP and General Manager of our Network International subsidiary from October 2012 to March 2014, and Chief Operating Officer, Network International from June 2008 to October 2012, which subsidiary we acquired during 2010. Mr. Dudley holds a Bachelors in Business Administration from the University of Texas at Austin.

Roger Gravley has served as our Chief Information Officer since December 2017 and as President of GovDeals since 2014. Prior to this role, he was VP of Client Services, GovDeals, from 2009 to 2014. Mr. Gravley was the VP of Professional Services at Information Management Specialists from 1994 to 2009, where he also served on its board of directors from 1998 to 2009. He has also held a number of IT management roles for other leading companies, including Unisys, Litton Computer Services, and Harris Data Systems and served ten years in the U.S. Air Force as a linguist and computer programmer prior to commencing his career in the private sector.

James M. Rallo has served as President of the Retail Supply Chain Group since February 2014 and President of Capital Assets Group since October 2017. Prior to this role, Mr. Rallo was our Chief Financial Officer and Treasurer from February 2005 to August 2015. Prior to joining the Company, Mr. Rallo served as Chief Financial Officer and Treasurer of Sleep Services of America, Inc. from July 1999 to February 2005. Mr. Rallo served as Vice President of Deutsche Banc Alex Brown’s Healthcare Investment Banking Group from June 1995 to July 1999. Mr. Rallo holds an M.B.A. from the Smith School of Business at the University of Maryland and a B.S. from Washington and Lee University. Mr. Rallo is a Certified Public Accountant.

Mark A. Shaffer has served as our Vice President, General Counsel and Corporate Secretary since July 2016. Prior to this role, Mr. Shaffer was Senior Associate General Counsel and Assistant General Counsel from September 2012 to July 2016. Prior to joining the Company, Mr. Shaffer served as Senior Counsel and Global Compliance Officer for Barnes Group, Inc., an international industrial and aerospace manufacturer and service provider, from June 2010 to August 2012. Prior to that, he served in other roles at Barnes Group and as Senior Counsel at the law firm of Miller Canfield, where he focused on industrial and automotive mergers and acquisitions and commercial negotiations. Mr. Shaffer also served as Senior Counsel for Kmart Corporation and as an associate at the law firms of LeBoeuf, Lamb, Greene & MacRae LLP and Latham & Watkins LLP. Mr. Shaffer holds a Bachelor of Science in Foreign Service and a Juris Doctor from Georgetown University.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2018.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of the independent registered public accounting firm. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD

Your Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018.

AUDITORS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2017, and September 30, 2016, and for fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2017	Fiscal 2016
Audit fees(1)	$1,613,138	$1,364,969
Audit-related fees(2)	$180,000	$93,000
Tax fees(3)	$517,203	$506,398
All other fees(4)	$0	$0
Total fees	$2,310,341	$1,964,367
(1)	Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements and the review of our unaudited quarterly financial statements. This amount includes $104,138 in costs during fiscal 2017 and $103,191 in costs during fiscal 2016 related to the statutory audits of our foreign subsidiaries and other related services.
(2)	Audit-related fees consisted principally of fees incurred in connection with audits related to our employee benefit plans and new enterprise resource planning systems implemented as part of our LiquidityOne Transformation.
(3)	Tax fees consisted principally of tax return preparation, planning and compliance work.
(4)	All other fees consisted principally of fees related to due diligence reviews.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its Charter, Audit Committee policy and applicable law, the Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated authority to the Chair of the Audit Committee in some cases to pre-approve the provision of services by our independent registered public accounting firm, which pre-approvals the Chair then communicates to the full Audit Committee. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. We obtain these services from other service providers as needed.

Audit Committee Report

Liquidity Services’ management is responsible for Liquidity Services’ financial statements, internal controls and financial reporting process. Liquidity Services’ independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. The Audit Committee was established for the purpose of representing and assisting the Board in overseeing Liquidity Services’ accounting and financial reporting processes and audits of Liquidity Services’ annual financial statements, including the integrity of Liquidity Services’ financial statements, Liquidity Services’ compliance with legal and regulatory authority requirements, the independent registered public accounting firm’s qualifications and independence and the performance of Liquidity Services’ independent registered public accounting firm. The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and the matters required to be discussed by PCAOB Auditing Standard 1301. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 for filing with the Securities and Exchange Commission. The Board of Directors approved including the audited financial statements in the Company’s Annual Report.

The Audit Committee: George H. Ellis, Chair Patrick W. Gross Beatriz V. Infante

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

ITEM 3—Approval of an Advisory Resolution on Executive Compensation

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee’s goals in setting executive compensation are to support the attainment of our short- and long-term financial and strategic objectives, reward executives for continuous growth in earnings and stockholder value, and align executives’ interests with those of our stockholders. To achieve these goals, our executive compensation structure emphasizes performance-based compensation, including annual incentive compensation and stock-based awards.

We urge stockholders to read the “Compensation Discussion and Analysis,” beginning on page 37 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on page 56 through page 71, which provide detailed information on the compensation of our named executive officers. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of Liquidity Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board has adopted a policy of providing for annual “say-on-pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2019.

RECOMMENDATION OF THE BOARD

Your Board of Directors unanimously recommends a vote FOR the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes our compensation strategy, programs and practices for the following executive officers during fiscal year 2017:

Executive	Principal Position
William P. Angrick, III	Chairman and Chief Executive Officer
Jorge A. Celaya	EVP and Chief Financial Officer
Gardner Dudley	President, Capital Assets Group
Roger Gravley	President, GovDeals
James M. Rallo	President, Retail Supply Chain Group

In this proxy statement, we refer to these individuals as our named executive officers.

Executive Summary

The Compensation Committee believes in a “pay-for-performance” approach to executive compensation that aligns executive compensation with shareholder interests. This means that a significant portion of an executive's compensation should be at risk and may vary from “targeted” compensation based upon the level of achievement of specified performance objectives. Our pay for performance executive compensation philosophy and the elements of our executive compensation program with regard to fiscal 2017 are summarized below:

•	The main objectives of our executive compensation program are to drive continuous stockholder return by motivating executives to achieve short- and long-term financial and strategic objectives, rewarding executives for continuous growth in earnings and stockholder value, and aligning executives’ interests with those of our stockholders.
•	Our executive compensation program emphasizes performance-based compensation, including annual incentive compensation and stock-based awards, including stock options and restricted stock.
•	Our Compensation Committee is responsible for evaluating and setting the compensation levels of our named executive officers. In setting compensation levels for executives, the Committee solicits the input and recommendations of our Chairman and CEO. The Compensation Committee regularly engages an independent compensation consultant to conduct market reviews of our competitive market for executive talent. The Committee engaged Radford to conduct a review of new market data for use in determining fiscal 2017 compensation levels and to update the Company’s peer group.
•	To support the retention and incentive purposes of our executive compensation program, in fiscal 2017 each of our named executive officers received time-based and performance-based stock option and restricted stock awards.
•	84% of Mr. Angrick’s targeted total direct compensation for fiscal year 2017 was delivered through variable incentives for which payout is tied to achievement of pre-determined performance objectives.
•	On average, approximately 56% of the targeted total direct compensation for fiscal year 2017 of the other named executive officers was delivered through variable incentives in which payout is tied to achievement of pre-determined performance objectives.
•	We emphasize equity-based long-term incentives to ensure that these executives are focused on longer-term operating objectives and stock price performance in addition to shorter-term goals.

The targeted value for long-term incentive awards for the named executive officers other than Mr. Angrick is approximately 74% of the targeted value of their annual incentive awards and for Mr. Angrick is approximately 329% of the targeted value of such awards.

Our 2017 business and financial performance, combined with a number of important operational developments, significantly impacted the design of our 2017 executive compensation program and the timing of decisions related to such program. In 2017, we achieved some notable financial and operational milestones, including:

•	Our GovDeals segment achieved double-digit year over year GMV growth of 17.5%;
•	Our Retail Supply Chain Group segment achieved double-digit year over year GMV growth of 11.0%;
•	We signed approximately 3,000 new commercial and government (state and local) sellers and added approximately 185,000 new registered buyers to our marketplaces.

An important strategic priority during fiscal 2017 was continued implementation of the LiquidityOne Transformation initiative which seeks to create a single integrated platform to support seller and buyer management, property management, transaction management, and financial and human capital management across all our marketplaces. This initiative implements a uniform set of best practices across our entire business and provides an enhanced user experience by making more personalized tools and services available to our buyers and sellers. We believe that the LiquidityOne Transformation will be instrumental to our future success. An important milestone in the LiquidityOne Transformation was the launch of our Network International energy marketplace in the fourth quarter on the new singular, unified LiquidityOne platform. In addition, we realized $2.3 million of annualized savings related to our LiquidityOne initiatives during fiscal 2017.

For fiscal 2017, we, overall, and our Capital Assets Group and the Retail Supply Chain Group segments, achieved commercial margin growth and gross profit growth that fell short of threshold performance levels under our incentive programs, resulting in no payouts. The exception to this was Mr. Gravley, who received payouts due to gross profit levels exceeding threshold levels and commercial margin growth falling just short of maximum target levels.

Realizable pay was further impacted given the decline in our stock price during fiscal 2017, which resulted in many executive options remaining unexercisable due to an exercise price that is greater than current share price and the forfeiture of certain long-term incentive awards due to failure to achieve certain performance goals. As we continue to complete our LiquidityOne transformation in 2018, we expect shareholder value will be unlocked and, in tandem, realizable pay for executives will increase. In the near-term, however, the following charts show executive compensation reflects realized pay that is lower than target pay based on overall lower than target financial results and a depressed company stock price:

CEO Target vs. Realized Cash Pay
475,000
380,000
66,500
380,000
FY 2017 AVG. TARGET CASH PAY
FY 2017 AVG. REALIZED CASH PAY
Base Salary
Annual Cash Incentive

NEO Target vs. Realized Cash Pay
$236,767
$304,006
$119,749
$304,006
FY 2017 AVG. TARGET CASH PAY
FY 2017 AVG. REALIZED CASH PAY
Base Salary
Annual Cash Incentive

CEO Target vs. Realized Long-Term Equity Incentive Pay FY 2015-2017
$3,436,507
$1,206,535
$1,148,338
$-
FY 2015-2017 TARGET LTI
2015-2017 REALIZED LTI
Stock Options
Restricted Stock

NEO Target vs. Realized Long-Term Equity Incentive Pay FY 2015-2017
$1,397,285
$147,055
$764,138
$-
FY 2015-2017 TARGET LTI
2015-2017 REALIZED LTI
Stock Options
Restricted Stock

Best Practices

˛   The Compensation Committee receives objective advice from an independent compensation consultant, Radford, which is an Aon Hewitt company.

˛   Our Board has adopted a clawback policy applicable to all cash incentive payments and performance-based equity awards granted to our executive officers.

˛   Our named executive officers are not entitled to any “single trigger” equity acceleration in connection with a change in control.

˛   All named executive officers are required to own Company common stock equal to 150% of their annual base salaries (or, for the CEO, 600%).

˛   We do not provide excise tax gross-ups to any of our executive officers.

“Say-on-Pay” Advisory Vote on Executive Compensation

We asked stockholders to vote on a “say-on-pay” advisory vote on our executive compensation in 2017 at the 2017 Annual Meeting of Stockholders. Stockholders expressed substantial support for the compensation of our named executive officers, with approximately 96% of the votes cast in favor of the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2017 advisory vote at its March meeting. The Committee also considers many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of total stockholder return, the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in stockholders’ best interests. While each of these factors bore on the Committee’s decisions regarding our named executive officers’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2017 “say-on-pay” advisory vote.

General Compensation Philosophy

Liquidity Services’ executive compensation programs are designed to:

•	align executives’ interests with those of our stockholders;
•	support the attainment of our short- and long-term financial, operational, and strategic objectives;
•	reward executives for continuous growth in earnings and stockholder value; and
•	attract, retain and motivate key executives, and to encourage a long-term commitment to Liquidity Services.

To achieve these objectives, the Compensation Committee uses a variety of compensation elements, as follows:

Compensation Element	Objective
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.

Annual cash incentive compensation
Motivate executives to achieve specific annual financial, operational and strategic goals and objectives whose achievements are critical to near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

Long-term incentive compensation
Align executives’ long-term interests with stockholders’ interests and drive decisions and achieve goals that will help us to remain competitive; attract executives with an interest in creating long-term stockholder value; reward executives for building and sustaining stockholder value; and retain executives both through growth in their equity value and the vesting provisions of our stock awards.

Employment Agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.

Factors Considered When Determining Compensation. The Compensation Committee seeks to set executive compensation at competitive levels that the Compensation Committee considers appropriate for a company of our size and stage of growth. On an annual basis, the Compensation Committee determines and approves the total compensation level of each of our named executive officers based on its evaluation of external market conditions, Company performance and each named executive officer’s individual performance relative to pre-established performance goals and objectives. The Compensation Committee also considers each executive’s level of experience, unique skills and abilities critical to the Company, and the executive’s tenure, position and responsibilities with the Company. The Compensation Committee considers recommendations from the Chairman and CEO regarding levels for base salary, annual incentive awards and long-term incentive awards for named executive officers. The Chairman and CEO annually provides to the Compensation Committee historical and prospective breakdowns of the total direct compensation components for each named executive officer. The Chairman and CEO also recommends financial and non-financial performance goals for each named executive officer under the annual cash incentive compensation plan.

Pay Mix. Because our named executive officers are in a position to directly influence our performance, a significant portion of their compensation is delivered in the form of annual cash incentive award and long-term incentive compensation. We rely on a mix of compensation components intended to reward short-term results (in the form of annual cash incentive awards) and motivate long-term performance (in the form of option and restricted stock grants that vest over several years). We do not have a specific allocation target between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, we retain the flexibility when determining the compensation mix to react to our evolving business environment and our specific hiring and retention requirements. In fiscal 2017, approximately 56% or more of each of our named executive officer’s target total direct compensation, including approximately 84% of the target total direct compensation for the Chairman and CEO, was performance-based and/or tied directly to the performance of our stock (in the form of target annual cash incentive awards and stock options and restricted stock awards), consistent with our compensation philosophy to link executive compensation with stockholder returns and achievement of strategic business objectives.

Market Data. The Compensation Committee has engaged on an annual basis a leading industry compensation consultant to assess the market competitiveness of our executive compensation program so that our program attracts and retains executive talent essential to achieve our business plans. For fiscal 2017, the Compensation Committee engaged Radford to assess the market competitiveness of our executive compensation program for purposes of evaluating and setting fiscal 2017 executive compensation levels. After considering the following six factors with respect to Radford: (i) the provision of other services to us by Radford; (ii) the amount of fees received from us by Radford, as a percentage of the total revenue of Radford; (iii) the policies and procedures of Radford that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Radford consultant with a member of the Compensation Committee; (v) any of our stock owned by the Radford consultants; and (vi) any business or personal relationship of the Radford consultant or Radford with any of our executive officers, our Compensation Committee has concluded that no conflict of interest exists with respect to its engagement of Radford. The scope of Radford’s work included a review of the Company’s executive compensation practices, assistance with development of an appropriate peer group, and presentation to the Compensation Committee of a report regarding executive compensation trends for similarly sized companies and the market competitiveness of our executive compensation program. Radford was engaged directly by the Compensation Committee and did not provide any services to the Company other than the executive and director compensation consulting services described above.

To assist the Compensation Committee in its market review for fiscal 2017, the Compensation Committee’s compensation consultant prepared an analysis of the market competitiveness of the aggregate value of total direct compensation (base salary, annual incentive bonus and long-term incentives) as well as the market competitiveness of each element of compensation for each named executive officer. The market review was based upon two different sources of compensation data provided by Radford—published surveys and publicly available market data from a selected peer group of e-commerce companies. The survey sources relied upon for the market review were national surveys and contained compensation data for both high-technology sector companies as well as similarly sized general industry companies. These survey sources were the Radford Global Technology Survey and Radford’s Q2 2016 Trends Report. The survey data was used as a market reference to assess how the Company’s compensation practices for top executives compare to market practices and to confirm that the overall compensation mix is reasonably aligned with the marketplace.

The peer companies utilized in Radford’s fiscal 2017 review were updated in fiscal 2017 by Radford with input from the Compensation Committee and approved by the Compensation Committee. The peer group was developed using several criteria as a guide (e.g. company size, net income, growth, location, internet presence and technology focus) and included 16 companies, with revenues ranging from approximately $120 million to $1.67 billion. When the peer group was established prior to the start of fiscal 2017, we were at the 16th percentile of the peer group for revenue, the 10th percentile for operating income and the 29th percentile for market capitalization. The peer group companies for the fiscal 2017 review were:

•	Agilysys	•	ModusLink Global Solutions

•	Blucora	•	NeuStar

•	Corporate Executive Board	•	Overstock.com

•	comScore	•	QuinStreet

•	CoStar Group	•	Ritchie Bros. Auctioneers

•	DXP Enterprises	•	Sotheby’s

•	EVINE Live	•	TESSCO Technologies

•	H&E Equipment Services	•	WebMD Health

Ten companies, Agilysys, Blucora, DXP Enterprises, EVINELive, H&E Equipment Services, ModusLink Global Solutions, Overstock.com, QuinStreet, Sotheby’s, TESSCO Technologies, were added to the peer group for purposes of the fiscal 2017 review based on, among other things, their size, revenues and technology focus. Ten companies, 1-800-Flowers.com, ACI Worldwide, Blue Nile, Cimpress N.V., Converse Technology, CoPart, Digital River, Rosetta Stone, Shutterfly and TripAdvisor, were removed from the peer group because they were no longer comparable to the Company.

The Compensation Committee considers all of the market data in setting compensation levels but does not target or position named executive officer pay levels at a specific percentile level relative to the peer group. Rather, the Committee reviews total direct compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain qualified executive officers. The compensation decisions specific to each component of total direct compensation for the named executive officers are discussed below.

Base Salary

Purpose. Salaries for named executive officers are designed to be competitive when compared with prevailing market rates and are based on a variety of factors, including level of responsibility, performance and the recommendations of the Chairman and CEO. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the Compensation Committee considers the Company’s overall business outlook, the Company’s budget, the executive’s individual performance, historical compensation, market compensation levels for comparable positions, internal pay equity and other factors, including any retention concerns. Under the terms of the employment agreements in place with our named executive officers, the Compensation Committee may not reduce the salary of a named executive officer downward unless the named executive officer consents to a reduction.

Fiscal 2017 Decisions. In fiscal 2017, base salary levels remained unchanged for Messrs. Angrick, Rallo and Celaya and increased for Messrs. Dudley and Gravley in order to provide a base salary level that is competitive with our peers and to reflect each officer’s experience and tenure. Mr. Angrick’s base salary remained below the competitive median range of the proxy and survey data to emphasize the role of long-term equity incentives during a period in which the Company is focused on long-term reinvestment of its earnings. Effective October 1, 2017, the Compensation Committee approved base salaries in the following amounts for our named executive officers:

Named Executive Officer	2017 Salary	2016 Salary	Percentage Increase (Decrease)
William P. Angrick, III	$380,000	$380,000	0%
Jorge A. Celaya	$350,000	$350,000	0%
Gardner Dudley	$257,500	$250,000	3%
Roger Gravley	$278,100	$270,000	3%
James M. Rallo	$330,424	$330,424	0%

The Compensation Committee utilizes a report of market compensation levels prepared by its independent compensation consultant in order to evaluate the executives’ base salaries. The Compensation Committee considers the base salary levels of similarly situated executives in the peer group, as well as executive experience and other factors such as tenure, individual performance and responsibilities.

Fiscal 2018 Decisions. In light of the significant expansion of Mr. Rallo’s duties to be both President of the Capital Assets Group and the Retail Supply Chain Group, the Compensation Committee determined that Mr. Rallo’s base salary would be increased to $367,000 in order to provide base salary levels that are competitive with levels of our peers and to reflect experience, tenure, individual performance and organizational structure. In light of the significant expansion of Mr. Gravley’s duties to be both President of GovDeals and our Chief Information Officer, the

Compensation Committee also determined that Mr. Gravley’s base salary would be increased to $350,000. Finally, the Compensation Committee determined that Mr. Celaya’s base salary would be increased to $359,000 in order to provide base salary levels that are competitive with levels of our peers and to reflect experience, tenure, individual performance and organizational structure.

Annual Incentive Compensation

Purpose.   Annual incentive compensation is an “at risk” performance-based cash award that is designed to motivate our named executive officers to achieve pre-established corporate financial and individual performance objectives that are consistent with the Company’s strategic plan. Awards under the plan are payable if, and only to the extent that, these pre-established objectives are achieved. The Compensation Committee retains the discretion to increase or decrease payouts under the annual cash incentive plan in connection with its review of the Company’s and the executive’s performance during the year. The Compensation Committee did not exercise this discretion with respect to fiscal 2017 cash incentive awards payable to the named executive officers. Compensation paid under the plan has varied significantly from year to year. For example, over the last several years, the annual cash incentive award of our Chairman and CEO has ranged from 31.5% to 205% of his base salary. The annual incentive award plan is also designed to attract and retain key employees by providing our named executive officers with a significant opportunity to earn additional annual cash compensation. As noted below, the target opportunities of our named executive officers range from 70% to 125% of base salary, with a maximum opportunity of between 119% and 213% of the base salary. The Committee strives to set the annual incentive plan target opportunity at the median of the peer group with potential for upper quartile pay based on superior performance of the Company and the individual.

Fiscal 2017 Target Annual Cash Incentive Award Opportunities.   At the beginning of each fiscal year, the Committee establishes the performance goals and target and maximum cash incentive awards for each named executive officer. Each target and maximum cash incentive award is set as a percentage of each named executive officer’s base salary. The amount of the cash incentive ultimately awarded depends on the achievement of performance goals. The “Grants of Plan-Based Awards for Fiscal 2017” table below shows the range of possible payments to each of our named executive officers under the annual incentive award plan in fiscal 2017.

For fiscal 2017, the annual incentive cash award target and maximum award of our named executive officers were:

Named Executive Officer	Fiscal 2017 Target Award Percentage of Base Salary	Fiscal 2017 Annual Incentive Target	Fiscal 2017 Maximum Award Percentage of Base Salary
William P. Angrick, III	125%	$475,000	213%
Jorge A. Celaya	80%	$280,000	136%
Gardner Dudley	70%	$180,250	119%
Roger Gravley	80%	$222,480	136%
James M. Rallo	80%	$264,339	136%

The Committee established these target and maximum cash incentive award opportunities based upon (1) the relative scope and responsibility of the named executive officer’s position and his respective impact on overall Company performance and (2) comparative compensation data based on the Committee’s review of the competitive market conducted for fiscal 2017. For fiscal 2017, the target award opportunity for each of our named executive officers remained the same as for fiscal 2016 except with respect to Messrs. Angrick and Dudley, each of whom had an increase in the target award as a percentage of base salary by 10%. Such increases were implemented in order to emphasize the importance of achieving objectives under the Company’s LiquidityOne Transformation Program.

Fiscal 2017 Performance Goals.   At the beginning of the fiscal year, the Compensation Committee established performance goals for the plan based on achievement of certain operational and strategic objectives to drive company performance and growth of stockholder value. For fiscal 2017, the Committee determined that awards under the plan for our named executive officers would be based on the achievement of gross profit growth and commercial contribution market growth from all marketplaces other than the DOD Surplus marketplace (except with respect to Messrs. Rallo, Dudley and Gravley, for whom the goal was based on achievement of commercial contribution margin growth for the Retail Supply Chain Group, the Capital Assets Group and GovDeals, respectively) (“Commercial CMG”). In addition, Mr. Angrick, Mr. Celaya, and Mr. Dudley’s performance goals included an additional corporate financial measure of annualized LiquidityOne Transformation EBITDA savings. Elimination of dependency on outside consultants and reduced labor costs as a result of efficiencies realized by LiquidityOne Transformation contributed to LiquidityOne Transformation EBITDA savings. The performance goals carry different weights for our named executive officers based on their position and responsibilities. The relative weights assigned to gross profit growth, Commercial CMG growth, annualized LiquidityOne Transformation Savings and individual goals for fiscal 2017 are as follows:

Name and Principal Position	Gross Profit Growth	Commercial CMG	Annualized LiquidityOne Transformation EBITDA Savings	Individual Performance
William P. Angrick, III Chairman and Chief Executive Officer	35%	21%	14%	30%

Jorge A. Celaya EVP and Chief Financial Officer	35%	21%	14%	30%

Gardner Dudley President, Capital Assets Group	24.5%	28%	17.5%	30%

Roger Gravley President, GovDeals	35%	35%	0%	30%

James M. Rallo President, Retail Supply Chain Group	28%	42%	0%	30%

The Committee’s evaluation of the Company’s financial performance under the plan for fiscal 2017 was based on two Company-wide goals— gross profit growth and Commercial CMG. Gross profit growth measures the growth in gross profit from the Company’s marketplaces. Commercial CMG measures the growth in contribution margin contributed from the Company’s marketplaces before allocation of certain expenses. The Committee selected these metrics as the corporate performance measures because these continue to be key metrics used by management to measure the Company’s business performance.

The Commercial CMG growth goal for the named executive officers for fiscal 2017 were as set forth in the table below. If the level of achievement was below threshold levels, then no award would be earned with respect to the goal and if maximum levels had been achieved, then the payout for that goal would be capped at 200%.

Year over Year Commercial CMG Growth	Threshold	Target	Maximum
Corporate (Angrick and Celaya)	$9.7M	$14.7M	$22.2M
Retail Supply Chain Group (Rallo)	$4.7M	$6.7M	$8.7M
Capital Assets Group (Dudley)	$4.7M	$6.7M	$9.7M
GovDeals (Gravley)	$1.0M	$1.5M	$3.4M

Because we believe disclosure of the exact total contribution margin amounts to which these Commercial CMG growth targets equate would cause the Company competitive harm by publishing sensitive information that would not otherwise be disclosed, the Company is not disclosing total contribution margin amounts. The Committee cannot specify the degree of difficulty required to meet the Commercial CMG growth target goal, but believes that achievement of the target goal would have required substantial and sustained performance by the Company. The target Commercial CMG growth goal is consistent with the Company’s annual business plan and strategic objectives, and achievement of the target goal required extensive business development efforts, a significant increase in inventory velocity and continued improvement in service levels.

The gross profit goals for the named executive officers for fiscal 2017 were as set forth in the table below. If the level of achievement was below threshold levels, then no award would be earned with respect to the goal and if maximum levels had been achieved, then the payout for that goal would be capped at 200%.

Year over Year Gross Profit Growth	Threshold	Target	Maximum
Corporate (Angrick and Celaya)	$14.2M	$33.1M	$56.7M
Retail Supply Chain Group (Rallo)	$4.2M	$7.1M	$11.3M
Capital Assets Group (Dudley)	$4.2M	$10.4M	$16.7M
GovDeals (Gravley)	$2.1M	$4.3M	$7.5M

Because we believe disclosure of the exact total gross profit amounts to which these gross profit growth targets equate would cause the Company competitive harm by publishing sensitive information that would not otherwise be disclosed, the Company is not disclosing total gross profit amounts. The Committee cannot specify the degree of difficulty required to meet the gross profit growth target goal, but believes that achievement of the target goal would have required substantial and sustained performance by the Company. The target gross profit growth goal is consistent with the Company’s annual business plan and strategic objectives, and achievement of the target goal required extensive business development efforts, a significant increase in inventory velocity and continued improvement in service levels.

The annualized LiquidityOne Transformation EBITDA savings goal for the named executive officers for fiscal 2017 were as set forth in the table below. If the level of achievement was below threshold levels, then no award would be earned with respect to the goal and if maximum levels had been achieved, then the payout for that goal would be capped at 200%. Mr. Rallo and Mr. Gravley were not subject to an EBITDA savings goal.

Year over Year EBITDA Savings	Threshold	Target	Maximum
Corporate (Angrick and Celaya)	$0.5M	$1.5M	$3.0M
Capital Assets Group (Dudley)	$0.1M	$0.5M	$1.5M

The Committee cannot specify the degree of difficulty required to meet the EBITDA savings target goal, but believes that achievement of the target goal would have required substantial and sustained execution with respect to the LiquidityOne Transformation initiative. The target EBITDA savings goal is consistent with the Company’s annual business plan and strategic objectives, and achievement of the target goal required timely and coordinate execution with respect to the LiquidityOne Transformation plans.

The individual performance goals established for each of our named executive officers varied based on his relative job responsibilities and emphasized improvement in metrics or operational objectives within the control of each named executive officer. Each of our named executive officers had four to five individual management objectives designed to further each of the following two Company strategic initiatives of market leadership and of collaboration, integration and transformation. Each individual management objective is weighted differently as noted below. To the extent that an objective was determined to be critical to the Company’s strategy and business plan, it may have served as an individual objective of more than one named executive officer.

Our Chairman and Chief Executive Officer’s individual performance was evaluated based on the following individual objectives (which comprised 30% of his total annual award opportunity):

•	Resume organic growth in commercial business (non-Department of Defense business)
•	Expand consignment and self-service offerings
•	Advance strategic objectives in support of long term business transformation strategy
•	Deliver plan to realize economic and operational benefits of LiquidityOne transformation strategy
•	Support efficient capital allocation through portfolio analysis

Mr. Rallo’s individual performance was evaluated based on the following four individual objectives (which comprised 30% of his total annual award opportunity):

•	Grow commercial business
•	Grow the buyer base
•	Develop Retail Supply Chain Group talent
•	Support the implementation of the LiquidityOne Transformation

Mr. Dudley’s individual performance was intended to be evaluated based on the following four individual objectives (which comprised 30% of his total annual award opportunity):

•	Grow commercial business
•	Expand margins in commercial business
•	Grow buyer base
•	Develop talent management

As a result of Mr. Dudley’s separation from the Company at fiscal year-end, Mr. Dudley’s individual performance was not evaluated against his goals for Fiscal Year 2017 and he received no pay-out based on achievement of these individual objectives.

Mr. Gravley’s individual performance was evaluated based on the following five individual objectives (which comprised 30% of his total annual award opportunity):

•	Grow GovDeals business
•	Grow AuctionDeals marketplace
•	Penetrate key client relationships
•	Support LiquidityOne Transformation program
•	Evaluate strategic opportunities to add services or expand by acquisition

Mr. Celaya’s individual performance was evaluated based on the following five individual objectives (which comprised 30% of his total annual award opportunity):

•	Enhance financial reporting and analysis
•	Expand margins in commercial business through strategic planning and analysis
•	Support LiquidityOne Transformation program
•	Obtain stockholder perspectives and input

Fiscal 2017 Results and Payouts.   At the end of the performance year, our Chairman and CEO assessed the achievement of the Company and individual performance goals and made a recommendation to the Committee regarding the annual incentive award payouts.

In determining the amount of the fiscal 2017 awards, the Committee assessed the Company’s and each named executive officer’s performance measured against the previously described corporate or business unit, LiquidityOne Transformation savings and individual management objectives.

For fiscal 2017, the Company, the Capital Assets Group and the Retail Supply Chain Group achieved Commercial CMG and gross profit growth that fell short of the threshold performance levels, resulting in no payouts. However, with respect to Mr. Gravley, the Company achieved gross profit growth with respect to GovDeals that exceeded the threshold level but fell short of the target level, resulting in a payout to Mr. Gravley equal to 86% of target for this goal. In addition to gross profit growth, Mr. Gravley was subject to a Commercial CMG and this goal was achieved at a level that exceeded target but fell short of the maximum level, resulting in 170% of target for this goal. The Company achieved annualized LiquidityOne Transformation savings that exceeded the target level, resulting in a payout to Mr. Celaya equal to 154.6% of target for this goal and resulting in a payout to Mr. Angrick equal to 100% of target for this goal. Fiscal 2017 results, including individual performance achievement, appear in the table below. Mr. Dudley was not eligible to receive a payout under the annual incentive compensation plan for 2017 given that his employment terminated effective as of October 2, 2017, which is prior to the payment date for the awards.

Name and Principal Position	Gross Profit Growth	Commercial CMG	Annualized LiquidityOne Transformation Savings	Individual Performance	2017 Incentive Target	2017 Actual Payout	2017 Actual Payout as a % of Target
William P. Angrick, III Chairman and Chief Executive Officer	0%	0%	100%	0%	$475,000	$66,500	14%

Jorge A. Celaya EVP and Chief Financial Officer	0%	0%	154.6%	100%	$280,000	$102,809	21.6%

Gardner Dudley President, Capital Assets Group	0%	0%	0%	0%	$80,250	$0	0%

Roger Gravley President, GovDeals	86%	170%	N/A	84%	$222,480	$255,407	114.8%

James M. Rallo President, Retail Supply Chain Group	0%	0%	N/A	99.6%	$264,339	$79,985	29.9%

Fiscal 2018 Incentive Award Plan.   At its November 13, 2017 meeting, the Compensation Committee determined that with 2018, executive compensation would continue to focus on financial metrics. The corporate financial measures for our fiscal 2018 annual incentive compensation plan will be gross profit and commercial contribution market growth from all marketplaces other than the DOD Surplus marketplace (except with respect to Mr. Rallo, for whom the goals will be based on achievement of gross profit and commercial contribution margin growth and revenue for the combined Capital Assets Group and Retail Supply Chain Group and, in the case of Mr. Gravley, for whom the goals will be based on GovDeals and Auction Deals). The Compensation Committee also continued to set individual goals to emphasize execution as well as financial metrics. Payout based on individual financial performance, however, has been changed for fiscal year 2018 as the payout based on these objectives is subject to minimum financial performance targets. The Compensation Committee, recognizing that Mr. Angrick’s cash compensation was below the peer group twenty-fifth percentile, increased Mr. Angrick’s annual incentive cash compensation for fiscal 2018 to 150% of his base salary.

For fiscal 2018, the annual incentive cash award target and maximum award of our named executive officers were:

Named Executive Officer	Fiscal 2018 Target Award Percentage of Base Salary	Fiscal 2018 Annual Incentive Target	Fiscal 2018 Maximum Award Percentage of Base Salary
William P. Angrick, III	150%	$570,000	245%
Jorge A. Celaya	80%	$287,200	130%
Roger Gravley	60%	$210,000	102%
James M. Rallo	80%	$293,600	136%

The relative weight assigned to corporate and individual goals for fiscal 2018 is as follows:

Name and Principal Position	Gross Profit	Commercial CMG	Individual Performance Subject to Minimum Financial Metrics
William P. Angrick, III Chairman and Chief Executive Officer	35%	35%	30%

Jorge A. Celaya EVP and Chief Financial Officer	35%	35%	30%

Roger Gravley President, GovDeals	35%	35%	30%

James M. Rallo President, Retail Supply Chain Group	35%	35%	30%

Long-Term Incentive Compensation

Purpose. We grant equity-based compensation to our named executive officers in order to attract, retain and reward our executives and strengthen the mutuality of interests between our named executive officers and Liquidity Services’ stockholders. The Compensation Committee annually determines whether to grant stock options or other equity-based incentives to executives. In making its determinations, the Compensation Committee considers factors such as market data, the executive’s and the Company’s performance in the last year and the results achieved by the executive, the executive’s base salary and the Compensation Committee’s view regarding the future potential of long-term contributions of the executive. Recommendations of the Chairman and CEO are also taken into consideration.

The Compensation Committee historically had granted our named executive officers long-term incentive awards in the form of stock options. As of January 22, 2018, 350,403 outstanding and exercisable stock options were older than six years from their grant date. One of the reasons the Company has traditionally granted stock options is because they contribute to our pay for performance philosophy in that grantees only receive value from the stock options if there is an increase in the value of the Company’s shares following the date of grant. If our stock price declines, then the stock options will not be of value and may end up expiring prior to ever being exercised. Based on a stock price of $5.78 which represents the 30-day average stock price as of September 18, 2017, 43% of issued equity is “underwater,” which means that the exercise price for the stock options exceeds $5.78. This represents approximately 5.5% of the Company’s total common stock. Any options that expire unexercised are returned to the share pool under the Company’s Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan and made available for future grants. The following chart depicts the portion of the Company’s equity overhang that is underwater and which may be potentially returned to the share pool in the future.

Equity Overhang

- The Company's fiscal year 2017 issued[1] and total[2] overhang includes 3,178,000 shares available for future grant
- Approximately 43% of issued equity is underwater at the current price representing approximately 5.5% of total common shares outstanding

Equity Overhang Practices vs. Peers
Percent of Company
12.6%
5.5%
UNDER WATER
14.2%
2.9%
6.8%
8.2%
22.7%
15.7%
8.6%
13.4%
14.6%
LFY Issued Equity Overhang
LFY Total Equity Overhang
Liquidity Services (FY17 YTD)
Liquidity Services (FY16)
Peer 25th Percentile
Peer 50th Percentile
Peer 75th Percentile

[1] Total options and unvested restricted stock outstanding divided by total common shares issued and outstanding
[2] Total options and unvested restricted stock outstanding plus shares available for future grant divided by total common shares issued and outstanding

As in fiscal 2016, our long-term incentive compensation program in fiscal 2017 provided grants of stock options and restricted stock under our Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan, which has been approved by our stockholders.

The Compensation Committee has historically granted annual equity awards with respect to each fiscal year after financial results are available for the prior fiscal year at a regularly scheduled meeting. As the Compensation Committee’s meeting schedule is established prior to the start of each fiscal year, the proximity of any award grants to earnings announcements or other market events is coincidental. For annual awards, the Compensation Committee’s policy is to grant options and restricted stock awards on the date it approves them. The option exercise price is determined in accordance with the terms of the plan under which the award is granted (generally, the closing price on the date of grant) and cannot be less than the fair market value of our Common Stock as of that date. In addition to annual option awards, our named executive officers may receive stock options in connection with the commencement of employment or upon promotion. In these cases, the exercise price is typically the closing price of our common stock on the date the Compensation Committee approves the award.

Fiscal 2017 Annual Awards. In fiscal 2017, the Compensation Committee granted a mix of time-based stock options and restricted stock awards and performance-based stock options and restricted stock awards to each of our named executive officers as part of the annual grant for fiscal 2017. Approximately 20% of the equity award value was in the form of stock options (with 50% subject to performance-based vesting terms and 50% subject to time-based vesting terms over four years), and 80% was in the form of restricted stock (with 50% subject to performance-based vesting terms and 50% subject to time-based vesting terms over four years). We granted a portion of our annual equity awards in the form of performance-based stock options and restricted stock awards in order to incentivize the named executive officers to achieve objectives related to profitable growth, particularly with respect to the marketplaces other than the DOD Surplus marketplace. The 2017 annual awards (both time-based and performance-based) were approved by the Compensation Committee at its March 3, 2017 meeting. These performance-based awards will vest in installments at the end of each fiscal year over a four-year period based on our consolidated contribution margin growth excluding operating expenses related to the LiquidityOne Transformation program. In determining the size of the annual grants to our named executive officers, the Compensation Committee considered the size of equity awards granted in fiscal 2016, the scope of job responsibilities, the target long-term incentive award value of similarly situated executives in the peer group, experience, individual performance and recommendations of the Chairman and CEO. The target grant date fair values of options and restricted stock for the CEO in fiscal 2017 were above the 75th percentile of the peer group in order to incentivize long-run transformation of the business. In light of this, the Compensation Committee has set below range base salary compensation for Mr. Angrick to balance with the target equity compensation.

The target value of each of our named executive officer’s annual stock options and restricted stock awards as a percentage of base salary is as shown in the table below.

Named Executive Officer	Target Value of Annual Award as a Percentage of Base Salary
William P. Angrick, III	411%
Jorge A. Celaya	57%
Gardner Dudley	66%
Roger Gravley	62%
James M. Rallo	49%

The following award types were granted to our named executive officers in fiscal 2017:

Award Type	Vesting Schedule	Performance Goals
Time-Based Stock Options	37.5% on April 1, 2018 and 2.083% monthly thereafter for 30 months	N/A

Time-Based Restricted Stock	25% per year over four years	N/A

Performance-Based Stock Options and Performance-Based Restricted Stock	Vesting from April 1, 2018 through September 30, 2020
Precondition of performance goal is the completion of LiquidityOne Transformation. Performance goal tied to increase in incremental contribution margin growth from fiscal year 2016 levels. Threshold vesting begins at an incremental increase in contribution margin growth of $10 million and maximum vesting is achieved at $24 million in contribution margin growth. Measurement of contribution margin growth excludes Department of Defense programs and Liquidity One Transformation operating expenses.

The number of stock options and restricted shares granted to our named executive officers in fiscal 2017 is included in the “Grants of Plan-Based Awards for Fiscal 2017” table.

Fiscal 2018 Equity Awards.   The Compensation Committee has granted each of our named executive officers a mix of approximately 80% stock options and 20% restricted stock awards subject to both time-based and performance-based vesting terms for fiscal 2018 in December 2017. In addition, in connection with the increased scope and complexity of his role and for retention purposes, Mr. Rallo received an additional stock option and restricted stock award with a grant date value of approximately $580,000.

Other Compensation and Benefit Programs

Our named executive officers are eligible to participate in benefit plans that are available to substantially all of our employees, including participation in the Liquidity Services, Inc. 401(k) Profit Sharing and Trust Plan, medical insurance, dental insurance, life insurance and disability insurance programs. Mr. Rallo also receives the benefit of a Company car.

We do not provide our named executive officers with any additional benefits or perquisites not available to all other employees.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide for, among other things, specified payments in the event of termination of employment in certain circumstances. The terms of these agreements are described under “Employment Agreements” below. The Committee believes it is important to provide our named executive officers with some measure of financial security in the event that their employment with the Company is terminated without cause or in connection with certain unforeseen circumstances. The Committee believes that these arrangements encourage an executive to comply with post-termination restrictive non-competition covenants and to cooperate with the Company both before and after his employment is terminated. The Committee believes that these arrangements are reasonable and that it is beneficial to have agreements in place that specify the exact terms and benefits an executive receives if the Company elects to terminate a named executive officer’s employment.

Stock Ownership Policy

In fiscal 2014, the Board adopted a stock ownership policy obligating executive officers to hold a number of shares of our common stock as shown in the below table. Each executive officer has either (i) five years from the implementation of the applicable policy or (ii) five years after an executive officer’s date of hire or designation as a named executive officer (whichever is later of (i) or (ii)) to satisfy this requirement. Executive officers are not permitted to purchase any financial instrument or enter into any transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds). Each of our executive officers has satisfied or is on track to satisfy this requirement within the applicable timeframe.

Executive	Ownership Requirement as a Percentage of Base Salary
CEO	600%
Other NEOs	150%

Clawback Policy

If the Company’s financial statements are restated due to material non-compliance with any financial reporting requirement under the securities laws, the Company's clawback policy requires that bonus and other incentive awards, as well as any performance-based equity awards, will be subject to forfeiture and/or recoupment if such awards would have been lower had they been determined or calculated based on the restated results.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code), limits publicly-held companies to a deduction in 2017 for federal income tax purposes of $1 million for compensation paid to a company’s chief executive officer and the three other most highly compensated executive officers (not including the chief financial officer) determined at the end of each year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. For fiscal 2017, payments of annual bonuses and the grants of stock options were intended to qualify as performance-based compensation.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers, which includes our principal executive officer, our principal financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William P. Angrick, III Chairman and Chief Executive Officer	2017	380,000		1,249,150	311,578	136,500	44,733	2,121,961
	2016	380,000		1,160,265	270,777	227,240	66,600	2,104,882
	2015	400,000		1,027,092	344,734	98,600	11,363	1,881,789

Jorge A. Celaya Executive Vice President and Chief Financial Officer	2017	350,000		161,020	40,102	144,603	13,855	709,580
	2016	350,000		308,680	48,252	147,000	18,712	872,644
	2015	71,970	57,436(5)	1,700,009	0	0	373	1,829,788

Gardner Dudley President, Capital Assets Group	2017	257,500		135,290	33,825	20,250	349,821	796,685
	2016	250,000		162,224	39,060	102,150	13,261	566,695
	2015	225,000		946,428	54,747	55,688	8,677	1,290,540
Roger Gravley President, GovDeals	2017	278,100		136,950	34,174	291,407	14,484	755,115
	2016	270,000		164,881	39,704	200,232	22,044	696,861
	2015	225,000		738,228	54,747	163,728	11,751	1,193,454

James M. Rallo President, Retail Supply Chain Group	2017	330,424		130,310	32,430	118,636	20,068	631,868
	2016	330,424		201,799	48,585	244,514	54,191	879,513
	2015	330,424		803,319	94,571	231,836	15,804	1,475,954
(1)	Each of the named executive officers contributed a portion of his salary to the Liquidity Services, Inc. 401(k) Profit Sharing and Trust Plan.
(2)	The amounts reported in these columns reflect the aggregate grant date fair value of grants of stock options and time-based and performance-based restricted stock awards to each of the named executive officers in the years shown, computed in accordance with U.S. generally accepted accounting principles, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts reported for performance-based option and restricted stock awards were calculated assuming that all applicable performance goals would be achieved. For additional information about these calculations, see the “Grants of Plan-Based Awards for Fiscal 2017” table included in this proxy statement. For additional information about the assumptions used in these calculations, see Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. No stock or option awards granted to our named executive officers were forfeited during fiscal 2016. In connection with the Company exceeding the sublimit on the number of shares of restricted stock available for grant under its 2006 Omnibus Long-Term Incentive Plan, as amended and restated, in fiscal 2015 Messrs. Angrick, Rallo, Dudley and Gravley voluntarily surrendered the following performance-based equity awards: Mr. Angrick, 14,695 stock options and 8,477 shares of restricted stock, each granted on November 27, 2012; Mr. Rallo: 3,335 stock options and 5,003 shares of restricted stock each granted on November 16, 2012 and 58,031 shares of stock options and 28,503 shares of restricted stock each granted on July 18, 2013; Mr. Dudley: 2,550 stock options and 1,550 shares of restricted stock, each granted on June 16, 2010; and Mr. Gravley: 49,113 shares of restricted stock granted on February 4, 2013. At no time, however, did the Company exceed the aggregate limit on the number of shares available for grant under the 2006 Omnibus Long Term Incentive Plan, as amended and restated, or any other limits under the 2006 Omnibus Long Term Incentive Plan, as amended and restated. In 2016, the Board returned shares to the pool of available shares under the Company’s Second Amended and Restated 2006 Omnibus Long Term Incentive Plan by cancelling performance-based awards for which management had determined that the performance goals had become unachievable. Awards cancelled included: 22,716 shares of performance stock awarded to Mr. Angrick on November 27, 2013, 48,121 performance stock options awarded to Mr. Angrick on November 27, 2013, 2,500 shares of performance stock awarded to Mr. Dudley on November 16, 2012, 3,729 shares of performance stock awarded to Mr. Gravley on November 27, 2013, 7,899 performance stock options awarded to Mr. Gravley on November 27, 2013, 4,691 shares of performance stock awarded to Mr. Rallo on

November 27, 2013 and 9,938 performance stock options awarded to Mr. Rallo on November 27, 2013. In fiscal 2017, on October 1, 2016, performance stock and performance stock options were forfeited for all grants made in fiscal 2015.

(3)	The amounts in the Non-Equity Incentive Plan Compensation column represent the annual cash incentive bonuses described under the section of this proxy statement entitled “Annual Incentive Compensation.” These annual cash bonuses were paid in fiscal 2018 for performance in fiscal 2017. In addition, the amounts in this column reflect the second half of the LiquidityOne Transformation metric payout from the fiscal year 2015 incentive plan awards which was earned upon the first legacy marketplace going live on the new LiquidityOne Transformation e-commerce platform, which occurred in fiscal year 2017. The following amounts were earned in fiscal 2017 in respect of the launch of LiquidityOne Transformation: Mr. Angrick: $70,000; Mr. Dudley: 20,250; Mr. Gravley: 36,000; and Mr. Rallo: $39,651. Please see the Company’s Proxy Statement filed on January 25, 2016 for additional details about the 2015 annual incentive award.
(4)	The payments listed for fiscal 2017 in the “All Other Compensation” column above reflect the following amounts and, unless noted below, are based upon the actual cost expended by the Company:

For Mr. Angrick, the amount shown includes: $14,492.40 for 401(k) matching contributions, $840.06 for short- and long-term disability insurance premium payments, $1,932.06 for group term life insurance premium payments and $27,468 for reimbursements in connection with the cost of a personal IRS audit stemming from the Company’s corporate audit.

For Mr. Celaya, the amount shown includes: $11,082.73 for 401(k) matching contributions, $840.06 for short- and long-term disability insurance premium payments, and $1,932.06 for group term life insurance payments.

For Mr. Gravley, the amount shown includes: $11,711.59 for 401(k) matching contributions, $840.06 for short- and long-term disability insurance premium payments, and $1,932.06 for group term life insurance premium payments.

For Mr. Rallo, the amount shown includes: $12,135.20 for 401(k) matching contributions, $840.06 for short- and long-term disability insurance premium payments, and $1,932.06 for group term life insurance premium payments, $2,310 in imputed income due to the use of a Company car, and $2,851 for reimbursements in connection with the cost of a personal IRS audit stemming from the Company’s corporate audit.

For Mr. Dudley, the amount shown includes: $10,629.46 for 401(k) matching contributions, $840.06 for short- and long-term disability insurance premium payments, $1,932.06 for group term life insurance payments, and $336,419 for severance.

(5)	Mr. Celaya received a bonus award equal to his target bonus opportunity pro-rated for the number of days employed during fiscal 2015.

Employment Agreements

We have entered into employment agreements with all of our named executive officers that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement and certain compensation payable when an executive’s employment is terminated under certain conditions.

We also have confidentiality, non-competition and intellectual property agreements with the named executive officers. These agreements typically provide that the employee may not disclose or transfer any of our confidential information to any person, business entity or other organization without authorization from us, and that the employee may not, during his or her employment with us and for 24 months thereafter, hire or solicit any of our employees for employment with another person or entity or in any way interfere with the relationship we have with any of our employees, clients or other business relationships. Further, these agreements also typically provide that the employee may not, during his employment with us and for up to 24 months thereafter, compete with us. These agreements typically also provide that all ideas, designs, works and inventions made by the employee in the course of his or her employment with us are our exclusive property, and that the copyrights of all writings produced by the employee during the course of his or her work for us are the property of our Company.

Summary of Employment Agreement with William P. Angrick, III

We entered into an employment agreement with Mr. Angrick effective as of June 13, 2016. The agreement provides that Mr. Angrick will be employed as our Chairman and Chief Executive Officer and that his employment will continue for a one year period from the effective date, which such period will automatically renew for successive one year terms until terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial annual base salary of $380,000, which was approved by the Compensation Committee and which may be increased but not decreased. Mr. Angrick is also eligible for an annual incentive bonus under a sliding scale as approved by the Compensation Committee based upon the achievement of financial targets that for fiscal 2017 was equal to 125% of his base salary. In addition, he is eligible to receive an additional bonus amount for the completion of projects that increase stockholder value, at the discretion of the Compensation Committee. If Mr. Angrick’s employment is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts. If Mr. Angrick’s employment is terminated because of disability, he is entitled to his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company.

The agreement further provides that if his employment with the Company is terminated by us other than for cause, disability or death, or is terminated by Mr. Angrick for good reason, Mr. Angrick will receive: (1) his base salary through the date of termination and all other unpaid amounts owed under the employment agreement and (2) a lump-sum severance package equal to twelve months of his base salary plus an amount equal to the average annual incentive bonus earned by Mr. Angrick over the previous two fiscal years. All severance payments made by us to Mr. Angrick will be payable within 30 days of notice of termination.

Summary of Employment Agreement with Jorge A. Celaya

We entered into an employment agreement with Mr. Celaya effective as of July 20, 2015. The agreement provides that Mr. Celaya will serve as the Executive Vice President and Chief Financial Officer for a period of one year from the effective date, after such time the employment term will automatically renew for additional one year terms. The agreement provides for an initial base salary of $350,000, which was approved by the Compensation Committee. Mr. Celaya is also eligible for a target annual incentive bonus of up to 80% of his salary based on the attainment of certain performance milestones. Pursuant to the agreement, Mr. Celaya received an initial equity grant of restricted stock with a value of $1,700,000 that vests quarterly over four years. The agreement also provides that Mr. Celaya is eligible to receive additional long-term incentive compensation each year.

If Mr. Celaya’s employment is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Celaya’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. This agreement also provides that if his employment with our Company is terminated by us other than for cause, disability or death or by Mr. Celaya for good reason, in each case not in connection with a corporate transaction, Mr. Celaya is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to the sum of twelve months of his base salary plus an amount equal to his annual target incentive bonus. In addition, the Company will maintain his medical, dental and vision benefits at the same level as if he had continued to remain actively employed with the Company for a period of six months following his termination. If Mr. Celaya’s employment with our Company is terminated by us other than for cause, disability or death or by Mr. Celaya for good reason, in each case within the twelve months following a corporate transaction, Mr. Celaya is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to eighteen months of his base salary plus an amount equal to 150% of his then current target bonus. In addition, the Company will maintain his medical, dental and vision benefits at the same level as if he had continued to remain actively employed with the Company for a period of six months following his termination. All severance payments made by us to Mr. Celaya will be payable within 30 days of notice of termination

Summary of Employment Agreement with Gardner Dudley

We entered into an Executive Employment Agreement with Mr. Dudley in connection with his appointment as our President, Capital Assets Group originally effective as of September 10, 2014 and as amended effective June 13, 2016. The agreement initially set Mr. Dudley’s base salary at $250,000, which was approved by the Compensation Committee. In fiscal 2017, Mr. Dudley was eligible for a target annual incentive bonus of up to 70% of his salary, payable upon the achievement of certain performance milestones; however, due to his termination of employment prior to the payout date for annual cash incentive awards, he did not receive a cash incentive payout in respect of fiscal year 2017 performance. The employment agreement also provided Mr. Dudley with a grant of 25,000 shares of restricted stock that vest over four years commencing on October 1, 2015. If Mr. Dudley is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Dudley’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. The employment agreement, as amended, further provides that if his employment with our Company is terminated by us other than for cause, disability or death or if his employment is terminated by Mr. Dudley for good reason, Mr. Dudley will receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to twelve months of his base salary plus an amount equal to the average annual incentive bonus earned by Mr. Dudley over the previous two fiscal years. All severance payments made by us to Mr. Dudley will be payable within 30 days of notice of termination subject to potential delay as a result of Section 409A.

We entered into a Severance Agreement and Release (the “Severance Agreement”) with Mr. Dudley on September 25, 2017. Per the terms of the Severance Agreement, Mr. Dudley was paid $336,419 in accordance with his employment agreement in fiscal 2018 except that the severance value actually received in respect of his bonus represented the average annual incentive bonus earned by him over the previous two fiscal years, which such amount was less than his target bonus.

Summary of Employment Agreement with Roger Gravley

We entered into an Executive Employment Agreement with Mr. Gravley in connection with his appointment as our President, GovDeals and Chief Information Officer effective as of January 10, 2018. The agreement sets Mr. Gravley’s base salary at $350,000 and he is eligible for a target annual incentive bonus of up to 60% of his salary, payable upon the achievement of certain performance milestones. If Mr. Gravley is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Gravley’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. The employment agreement further provides that if his employment with our Company is terminated by us other than for cause, disability or death or if his employment is terminated by Mr. Gravley for good reason, Mr. Dudley will receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to twelve months of his base salary plus an amount equal to the average annual incentive bonus earned by Mr. Gravley over the previous two fiscal years. All severance payments made by us to Mr. Dudley will be payable within 30 days of notice of termination subject to potential delay as a result of Section 409A.

Summary of Employment Agreement with James M. Rallo

We entered into an employment agreement with Mr. Rallo effective as of February 21, 2005. During fiscal 2017, Mr. Rallo received a salary of $330,424, which was approved by the Compensation Committee. Mr. Rallo is also eligible for a target annual incentive bonus that must be at least $50,000, subject to the achievement of certain deliverables and milestones; for fiscal 2017, the annual bonus target was 80% of his base salary.

If Mr. Rallo’s employment is terminated as a result of his death, his estate will receive his base salary through the next full calendar month and all other unpaid amounts owed under the employment agreement. If Mr. Rallo’s employment is terminated because of disability, he is entitled to receive his base salary through the third full calendar month after termination and all other unpaid amounts, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. This agreement also provides that if his employment with our Company is terminated by us other than for cause, disability or death, or because we elect not to extend the term of the agreement, or if his employment is terminated by Mr. Rallo for good reason, Mr. Rallo is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to the sum of twelve months of his base salary plus an amount equal to his average annual bonus for the previous two fiscal years. All severance payments made by us to Mr. Rallo will be payable within 30 days of notice of termination. Mr. Rallo’s employment agreement was amended effective February 23, 2012 to extend the term from February 20, 2012 to February 20, 2013, after which date the agreement renews automatically for a term of one year unless either party terminates the agreement. Pursuant to this amendment, if during the twelve months following a corporate transaction Mr. Rallo is terminated by us other than for cause, death or disability, or because we elect not to extend the term of the agreement, or if his employment is terminated by Mr. Rallo for good reason, Mr. Rallo is entitled to receive: (1) his base salary through the date of termination and all other unpaid amounts; and (2) a lump-sum severance package equal to the sum of twenty-four months of the sum of his base salary plus an amount equal to his average annual bonus for the previous two fiscal years.

Grants of Plan-Based Awards for Fiscal 2017

The following table provides additional information about plan-based awards granted to our named executive officers in fiscal 2017. Our named executive officers received five types of plan-based awards: annual cash bonuses (referred to as the “Incentive Cash Award”), time-based stock options (referred to as the “2017 Stock Options”), time-based restricted stock awards (referred to as the “2017 Restricted Stock”), performance-based stock options (referred to as the “2017 Performance Options”) and performance-based restricted stock awards (referred to as the “2017 Performance Stock”).

	Equity Award Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock & Option Awards ($)(6)
Name			Threshold ($)		Target ($)	Maximum ($)	Target (#)
William P. Angrick, III
Incentive Cash Award			275,500	475,000	807,500
2017 Stock Options	March 3, 2017	March 3, 2017						48,000	9.13	155,789
2017 Restricted Stock	March 3, 2017	March 3, 2017					75,250			624,575
2017 Performance Options	March 3, 2017	March 3, 2017				48,000			9.13	155,789
2017 Performance Stock	March 3, 2017	March 3, 2017				75,250				624,575
Jorge A. Celaya
Incentive Cash Award			162,400	280,000	476,000
2017 Stock Options	March 3, 2017	March 3, 2017						5,750	8.30	20,051
2017 Restricted Stock	March 3, 2017	March 3, 2017					9,700			80,510
2017 Performance Options	March 3, 2017	March 3, 2017				5,750			8.30	20,051
2017 Performance Stock	March 3, 2017	March 3, 2017				9,700				80,510
Gardner Dudley
Incentive Cash Award			104,545	180,250	306,425
2017 Stock Options	March 3, 2017	March 3, 2017						4,850	8.30	16,912
2017 Restricted Stock	March 3, 2017	March 3, 2017					8,150			67,645
2017 Performance Options	March 3, 2017	March 3, 2017				4,850			8.30	16,912
2017 Performance Stock	March 3, 2017	March 3, 2017				8,150				67,645
Roger Gravley
Incentive Cash Award	March 3, 2017	March 3, 2017	129,038	222,480	378,216
2017 Stock Options	March 3, 2017	March 3, 2017						4,900	8.30	17,087
2017 Restricted Stock	March 3, 2017	March 3, 2017					8,250			68,475
2017 Performance Options	March 3, 2017	March 3, 2017				4,900			8.30	17,087
2017 Performance Stock	March 3, 2017	March 3, 2017				8,250				68,475
James Rallo
Incentive Cash Award			153,317	264,339	449,377
2017 Stock Options	March 3, 2017	March 3, 2017						4,650	8.30	16,215
2017 Restricted Stock	March 3, 2017	March 3, 2017					7,850			65,155
2017 Performance Options	March 3, 2017	March 3, 2017				4,650			8.30	16,215
2017 Performance Stock	March 3, 2017	March 3, 2017				7,850				65,155
(1)	Amounts shown represent the threshold, target and maximum awards that could be earned by the named executive officer under our annual incentive bonus plan for fiscal 2017. Actual bonuses paid for fiscal 2017 are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For a discussion of this plan, see “Executive Compensation—Annual Incentive Compensation.”
(2)	Amounts shown represent the number of performance-based restricted shares or performance-based stock options that could be earned by the named executive officer if the performance goal described under “Executive Compensation—Long-Term Incentive Compensation” is achieved in full. The performance-based restricted shares and performance-based stock options reported in this column were granted under the Liquidity Services, Inc. Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan.
(3)	The time-based restricted stock was granted under the Liquidity Services, Inc. Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan, with 25% vesting on April 1, 2018 and 25% vesting on each of the first three anniversaries of October 1, 2017.
(4)	The stock options were granted under the Liquidity Services, Inc. Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan, with 37.50% vesting on April 1, 2018 and 2.083% vesting each month thereafter for 30 months.
(5)	The stock options have an exercise price equal to the closing price of our common stock on the grant date, except that the stock options granted to Mr. Angrick have an exercise price equal to 110% of the closing price of our common stock on the grant date.
(6)	The amounts reported in this column for awards represent the full grant date fair value of the awards calculated in accordance with U.S. generally accepted accounting principles. The value of the time-based and performance-based restricted stock as of the grant date is calculated by multiplying the closing price of our common shares on the grant date times the number of restricted shares awarded. For performance-based restricted stock, this value is calculated assuming the maximum performance levels are attained. The value of the option awards as of the grant date is calculated by multiplying the Black-Scholes value by the number of options awarded, in accordance with U.S. generally accepted accounting principles. For performance-based stock options, this value is calculated assuming the maximum performance levels are attained. For additional information about the assumptions used in these calculations, see Note 2 to the audited consolidated financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

The following is a description of material factors necessary to understand the information regarding the awards reflected in the “Grants of Plan-Based Awards for Fiscal 2017” table.

For information regarding the incentive compensation plan, please see “Annual Incentive Compensation” above. Awards under this plan are paid in cash.

Stock option awards granted in fiscal 2017 were granted under our Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan. The 2006 plan provides that the option price of each option shall be at least the fair market value on the grant date of a share of our common stock; provided, however, that if the grantee is a 10% stockholder, the option price of an option granted to such person will be at least 110% of the fair market value on the grant date. Under the plan, the fair market value of a share of common stock is generally the closing price of our common stock on the grant date.

The option awards reflected in the “Grants of Plan-Based Awards for Fiscal 2017” table under “2017 Stock Options” and “2017 Performance Options” are qualified and non-qualified stock options to purchase shares of our common stock which were approved by the Compensation Committee and granted to the named executive officers as a part of our 2017 annual grant of long-term incentive awards as described above under “Executive Compensation—Long-Term Incentive Compensation”. The options may vest earlier than as set forth in the footnotes above upon a change of control of the Company if the options are not assumed or substituted by the surviving corporation. Unvested options will also vest if the executive is involuntarily terminated by the Company within one year following a change of control. The option term may not exceed 10 years and may be shortened in the event of death, disability or termination of service.

The stock awards reflected in the “Grants of Plan-Based Awards for Fiscal 2017” table under “2017 Restricted Stock” and “2017 Performance Stock” are time-based and performance-based restricted stock awards, respectively, which were approved by the Compensation Committee and granted to the named executive officers as a part of our 2017 grants of long-term incentive awards as described above under “Executive Compensation—Long-Term Incentive Compensation”. The restricted stock may vest earlier upon a change of control of the Company if the awards are not assumed, continued or substituted by the surviving corporation.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information on the current holdings of stock options of each named executive officer at September 30, 2017.

			Option Awards
Name	Grant Date		Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)(1)	Option Expiration Date
William P. Angrick, III	12/1/09	(2)	4,568	—		9.96	12/1/2019
	11/30/10	(3)	8,641	—		17.02	11/30/2020
	12/02/11	(4)	32,139	—		37.72	12/2/2021
	11/27/12	(5)	14,695	—		46.72	11/27/2022
	11/27/13	(6)	47,118	1,004		24.19	11/27/2023
	5/15/15	(7)	21,860	8,120		11.45	5/15/2020
	12/22/15	(9)	39,856	43,322		7.29	12/22/2020
	3/24/16	(8)			20,794	7.29	12/22/2020
	3/3/17	(12)		48,000		9.13	3/3/2022
	3/3/17	(8)			48,000	9.13	3/3/2022
Jorge A. Celaya	12/22/15	(9)	6,656	7,235		6.63	12/22/2025
	3/24/16	(8)			3,473	6.63	12/22/2025
	3/3/17	(12)		5,750		8.30	3/3/2027
	3/3/17	(8)			5,750	8.30	3/3/2027
Gardner Dudley	6/16/10	(10)	3,188	—		13.35	6/16/2020
	11/27/13	(6)	3,445	74		21.99	11/27/2023
	11/27/13	(8)			3,519	21.99	11/27/2023
	5/15/15	(7)	5,351	1,987		10.41	5/15/2025
	12/22/15	(9)	5,388	5,857		6.63	12/22/2025
	3/24/16	(8)			2,811	6.63	12/22/2025
	3/3/17	(12)		4,850		8.30	3/3/2027
	3/3/17	(8)			4,850	8.30	3/3/2027
Roger Gravley	12/1/09	(2)	1,801			9.05	12/1/2019
	11/30/10	(3)	2,292			15.47	11/30/2020
	11/22/11	(4)	2,857			31.37	11/22/2021
	11/27/13	(6)	3,445	74		21.99	11/27/2023
	11/27/13	(8)	2,464		1,055	21.99	11/27/2023
	5/15/15	(7)	5,351	1,987		10.41	5/15/2025
	12/22/15	(9)	5,477	5,953		6.63	12/22/2025
	3/24/16	(8)			2,858	6.63	12/22/2025
	3/3/17	(12)		4,900		8.30	3/3/2027
	3/3/17	(8)			4,900	8.30	3/3/2027
James M. Rallo	12/29/08	(10)	2,338	—		7.48	12/29/2018
	11/30/10	(3)	6,678	—		15.47	11/30/2020
	11/22/11	(4)	12,358	—		31.37	11/22/2021
	11/16/12	(5)	3,335	—		38.09	11/16/2022
	7/18/13	(11)	24,871	—		29.47	7/18/2023
	11/27/13	(6)	9,730	208		21.99	11/27/2023
	5/15/15	(7)	9,242	3,433		10.41	5/15/2025
	12/22/15	(9)	6,702	7,285		6.63	12/22/2025
	3/24/16	(8)			3,497	6.63	12/22/2025
	3/3/17	(12)		4,650		8.30	3/3/2027
	3/3/17	(8)			4,650	8.30	3/3/2027

(1)	The closing price of our common stock on the grant date is the exercise price for stock options, except stock options granted to Mr. Angrick. The exercise price for Mr. Angrick’s outstanding stock options is 110% of the closing price of our common stock on the grant date.
(2)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan and vested 25% on October 1, 2010 and 2.083% per month thereafter for the following 36 months.
(3)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan and vested 25% on October 1, 2011 and 2.083% per month thereafter for the following 36 months.
(4)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan and vested 25% on October 1, 2012 and 2.083% per month thereafter for the following 36 months.
(5)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan, with 25% vesting on October 1, 2013 and 2.083% per month vesting thereafter for the following 36 months.
(6)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan, with 25% vesting on October 1, 2014 and 2.083% per month vesting thereafter for the following 36 months.
(7)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan, with 25% vesting on October 1, 2015 and 2.083% per month vesting thereafter for the following 36 months.
(8)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan and vest based on the achievement of certain financial milestones. These awards will vest in installments at the end of each fiscal year as and when we achieve certain pre-established goals related to compound annual growth rate (“CAGR”) except that the performance stock options granted on May 15, 2015 were forfeited following the end of the 2016 fiscal year due to failure to meet the applicable performance criteria.
(9)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan, with 25% vesting on October 1, 2016 and 2.083% vesting thereafter for the following 36 months.
(10)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan and vested over a five-year period, with 20% vesting on October 1, 2009 and 1.67% per month vesting thereafter for the following 48 months.
(11)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan and vest over a four-year period, with 25% vesting on July 18, 2014 and 2.083% per month vesting thereafter for the following 36 months.
(12)	These stock options were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan, with 37.50% vesting on April 1, 2018 and 2.083% per month vesting thereafter for the following 30 months.

The following table provides information on the current holdings of stock awards of each named executive officer at September 30, 2017.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
William P. Angrick, III	11/30/10			11,053	65,213
	11/27/13	5,680	33,512
	5/15/15	18,499	109,144
	12/22/15	110,047	649,277
	3/24/16			36,682	216,424
	3/3/17			75,250	443,975
	3/3/17	75,250	443,975

Jorge A. Celaya	7/16/15	131,173	773,921
	12/22/15	19,006	112,135
	3/24/16			6,335	37,377
	7/13/16	9,966	58,799
	3/3/17			9,700	57,230
	3/3/17	9,700	57,230

Gardner Dudley	11/30/10			2,211	13,045
	11/27/13	416	2,454
	11/27/13			1,661	9,800
	5/14/14	5,527	32,609
	10/28/14	12,500	73,750
	5/15/15	18,218	107,486
	12/22/15	15,386	90,777
	3/24/16			5,129	30,261
	3/3/17			8,150	48,085
	3/3/17	8,150	48,085

Roger Gravley	11/30/10			1,106	6,525
	11/27/13			499	2,944
	11/27/13	416	2,454
	10/28/14	6,250	36,875
	5/15/15	12,218	72,086
	12/22/15	15,638	92,264
	3/24/16			5,213	30,757
	3/3/17	8,250	48,675
	3/3/17			8,250	48,675

James M. Rallo	11/30/10			5,527	32,609
	11/27/13	1,173	6,921
	5/14/14	11,054	65,219
	5/15/15	23,150	136,585
	12/22/15	19,140	112,926
	3/24/16			6,380	37,642
	3/3/17			7,850	46,315
	3/3/17	7,850	46,315
(1)	These amounts refer to time-based restricted stock awards that were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan, which vest over a four-year period in 25% installments.

(2)	These amounts refer to performance-based restricted stock awards that were granted under the Liquidity Services, Inc. Amended and Restated 2006 Omnibus Long-Term Incentive Plan, which vest, if at all, based on the Company’s achievement of certain financial performance goals. These awards will vest in installments as and when we achieve certain pre-established financial goals.

Option Exercises and Stock Vested During Fiscal 2017

The following table shows the stock options that were exercised, and the restrictions on restricted stock that lapsed, during fiscal 2017 for each of our named executive officers. The values shown below are before payment of any applicable withholding tax and/or broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William P. Angrick, III	0	0	56,815	$618,619.52
Jorge A. Celaya	0	0	53,382	$553,768.59
Gardner Dudley	0	0	30,092	$285,365.04
Roger Gravley	0	0	20,736	$186,190.76
James M. Rallo	0	0	38,346	$343,868.10
(1)	The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold upon exercise or (ii) the closing price of the shares underlying options exercised if the shares were not immediately sold after exercise and (B) the applicable exercise price of the options.
(2)	The value realized on vesting is calculated by multiplying (A) the closing price of a common share on the vesting date and (B) the number of shares acquired on vesting before withholding taxes.

Potential Payments upon Termination of Employment and Change of Control

Payments upon Termination of Employment

We have entered into employment agreements with each of our named executive officers that provide compensation upon certain triggering events that result in termination of employment. These agreements are described under “Employment Agreements” above. The table below quantifies the compensation that would have become payable under existing plans and arrangements if each named executive officer’s employment had terminated on September 30, 2017 upon certain triggering events. These amounts are estimates only, as the actual obligation can only be determined at the time of a named executive officer’s separation from our Company. The amounts described below are in addition to benefits that are generally available to our employees such as distributions under our 401(k) plan, life insurance, disability benefits and accrued vacation.

Unvested stock options and restricted stock granted under the Liquidity Services, Inc. Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan generally do not accelerate upon death, disability or retirement unless the administrator provides otherwise. Unvested options also do not accelerate upon termination of employment by the Company with or without cause or by the executive for “good reason” unless such termination occurs in connection with a “corporate transaction” as further described below. Unvested restricted stock also does not accelerate upon termination of employment by the Company with or without cause or by the executive for “good reason”. In addition, unvested restricted stock will accelerate upon termination of employment by the Company without cause or by the executive for “good reason” in connection with a “corporate transaction” as further described below.

Change of Control Arrangements

Employment Agreements. Other than with respect to Messrs. Celaya and Rallo, we do not provide change of control benefits to our named executive officers under their respective employment agreements.

Stock Options and Restricted Stock. Our named executive officers hold unvested stock options and restricted stock under the Liquidity Services, Inc. Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan. This plan contains provisions regarding the treatment of any unvested stock options and restricted stock in connection with a change of control of the Company.

Under the Liquidity Services, Inc. Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan, in the event of a “corporate transaction”, provision will be made in writing for the assumption or continuation of options and restricted stock theretofore granted (and any other outstanding equity awards that may have been granted under the plan), or for the substitution for such options and restricted stock (and any other outstanding equity awards that may have been granted under the plan) for new common stock options and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option exercise prices, in which event the plan, options and restricted stock theretofore granted will continue in the manner and under the terms so provided; provided, however, that if the successor entity refuses to assume or substitute the awards, (i) all outstanding shares of restricted stock will be deemed to have vested and the shares of stock subject thereto will be delivered, immediately prior to the occurrence of such corporate transaction, and (ii) either of the following two actions will be taken:

(A) fifteen days prior to the scheduled consummation of the corporate transaction, all outstanding options will become immediately exercisable and will remain exercisable for a period of fifteen days, or

(B) the Board may elect, in its sole discretion, to cancel any outstanding awards of options and/or restricted stock and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of restricted stock, equal to the formula or fixed price per share paid to holders of shares of our common stock in the transaction and, in the case of options, equal to the product of the number of shares of our common stock subject to the option (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of our common stock pursuant to such transaction exceeds (II) the option exercise price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an option during such fifteen-day period will be conditioned upon the consummation of the event and will be effective only immediately before the consummation of the event, and (ii) upon consummation of any corporate transaction the plan, and all outstanding but unexercised options, will terminate.

Qualifying Termination Following a Change of Control. In the event that outstanding awards are assumed or substituted by a successor entity and a named executive officer experiences a termination without cause or for good reason within one year following the occurrence of the corporate transaction, all outstanding shares of restricted stock will be deemed to have vested and the shares of our common stock subject thereto will be delivered upon such termination and all outstanding options will become immediately exercisable and remain exercisable for a period of one year following such termination, or until the expiration date of such option, if earlier. For this purpose, “good reason”

generally means a voluntary resignation of the named executive officer following a material adverse change in the executive’s position, duties or responsibilities, a reduction in base salary, receipt of a notice that the executive’s principal workplace will be relocated more than 50 miles or a material breach by the Company of the named executive officer’s employment agreement.

Under the plan, a “corporate transaction” generally means (1) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (2) the sale of substantially all of the assets of the Company or (3) any transaction which results in any person or entity (other than persons who are stockholders or affiliates of the Company immediately prior to the transaction) owning 50% or more of the combined voting power of all of the classes of stock of the Company. If the options are assumed or continued by the surviving company, or the surviving company substitutes the options with a substantially equivalent option, then no such acceleration of vesting or cancellation of options shall occur.

All values were calculated as of September 30, 2017 based on the closing price of our common stock on the last trading day of the 2017 fiscal year $5.90.

			Type of Termination
Name	Death		Disability		By Company with Cause or By the Executive without Good Reason	By Company without Cause or By the Executive with Good Reason	By Company without Cause or By the Executive with Good Reason following a Corporate Transaction	Retirement
William P. Angrick, III
Salary	$63,333	(1)	$126,667	(2)	—	$380,000	$380,000	—
Bonus	—		—		—	146,870	146,870	—
Option Awards(3)	—		—		—	—	0	—
Stock Awards(4)	—		—		—	—	1,961,520	—
TOTAL	63,333		126,667		—	526,870	2,488,390	—
Jorge A. Celaya
Salary	58,333	(1)	116,667	(2)	—	350,000	525,000	—
Bonus	—		—		—	280,000	420,000	—
Health Benefits	—		—		—	11,850	0	—
Option Awards(3)	—		—		—	—	0	—
Stock Awards(4)	—		—		—	—	1,096,692	—
TOTAL	58,333		116,667		—	641,850	2,041,692	—
Gardner Dudley
Salary	42,917	(1)	85,833	(2)	—	257,500	257,500	—
Bonus	—		—		—	78,919	78,919	—
Option Awards(3)	—		—		—	—	0	—
Stock Awards(4)	—		—		—	—	456,353	—
TOTAL	42,917		85,833		—	336,419	792,772	—
Roger Gravley
Salary	46,350		92,700		—	278,100	278,100	—
Bonus	—		—		—	227,820	227,820	—
Option Awards(3)	—		—		—	—	0	—
Stock Awards(4)	—		—		—	—	341,256	—
TOTAL	46,350		92,700		—	505,920	847,176	—
James M. Rallo
Salary	55,071	(1)	110,141	(2)	—	330,424	660,848	—
Bonus	—		—		—	161,750	161,750	—
Option Awards(3)	—		—		—	—	0	—
Stock Awards(4)	—		—		—	—	484,532	—
TOTAL	55,071		110,141		—	492,174	1,307,130	—
(1)	Upon termination of employment as a result of death, the named executive officer is entitled to continued salary through the next full month following the date of termination. The amount shown in this column is the maximum payment that will be paid and represents two months’ base salary.
(2)	Upon termination of employment as a result of disability, the named executive officer is entitled to continued salary through the third full month following the date of termination. The amount shown in this column is the maximum payment that will be paid and represents four months’ base salary. This amount may be reduced by the amount of any disability benefit payments from insurance provided by the Company.

(3)	For vesting of unvested stock options, the values are based on the number of options that would have vested on the last business day of fiscal 2017, multiplied by the difference between the closing price of our common stock on the last trading day of the 2017 fiscal year ($5.90) and the exercise price of the unvested option. If the exercise price of any unvested option was greater than the closing price of our common stock on the last trading day of fiscal 2017, no value was attributed to the acceleration of these unvested options.
(4)	For vesting of unvested restricted shares, the values are based on the number of restricted shares that would have vested on the last business day of fiscal 2017, multiplied by the closing price of our common stock on the last trading day of the 2017 fiscal year ($5.90).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained within this proxy statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Compensation Committee
Beatriz V. Infante, Chair
Phillip A. Clough
Edward J. Kolodzieski

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee in fiscal 2017 were Mr. Kolodzieski, Mr. Clough and Ms. Infante. No member of the Compensation Committee has been an officer or employee of Liquidity Services or any of our subsidiaries at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

Shares of our common stock are authorized for issuance to directors, employees and consultants under our Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan (the “2006 Plan”). We have also issued shares under our 2005 Stock Option and Incentive Plan in the past. We will not make any further awards under the 2005 plan. Both of these plans have been approved by our stockholders. The following table provides information as of September 30, 2017 about outstanding options and shares reserved for issuance under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,895,404 (1)	$13.43 (2)	3,269,071 (3)
Equity compensation plans not approved by security holders
Total	3,895,404	$13.43	3,269,071
(1)	Includes 2,190,431 unvested shares of restricted stock outstanding as of September 30, 2017 that were issued pursuant to awards granted under the 2006 Plan.
(2)	Only outstanding option awards were used in computing the average exercise price of outstanding options.
(3)	Shares available for future awards under the 2006 Plan may be granted as stock option awards or restricted stock awards.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under Securities Exchange Act Rule 14a-8, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 and must be received by us at our principal executive offices at 6931 Arlington Road, Suite 200, Bethesda, MD 20814, to the attention of the Corporate Secretary, no later than September 24, 2018.

In addition, our bylaws contain certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders, other than non-binding proposals presented under Securities Exchange Act Rule 14a-8. These procedures provide that for nominations or other business to be properly brought before an annual meeting by a stockholder:

•	the stockholder must have given timely notice thereof in writing to our Corporate Secretary;
•	such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware;
•	if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided us with a Solicitation Notice, as that term is defined below, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

•	if no Solicitation Notice has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. Therefore, in order to be considered timely with respect to the 2019 Annual Meeting of Stockholders, it must be received no earlier than October 25, 2018 and no later than November 24, 2018.

If, however, the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of:

•	the 90th day prior to such Annual Meeting, or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period or extend any time period for the giving of a stockholder’s notice as described above.

In addition, notwithstanding the above timelines, in the event that the number of directors to be elected to the Board is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

Such notice shall set forth the following information:

•	as to each person who the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to being named in the proxy statement as nominee and to serve as director if elected;
•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by such stockholder and such beneficial owner; and
•	a representation that either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees (an affirmative statement of such intent is referred to as a “Solicitation Notice”).

If any proposed nomination or business is not in compliance with the foregoing procedures, the chairman of the meeting has the power to declare that any defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

Stockholders must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. These procedures do not affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ANNUAL REPORT

Our Annual Report to stockholders on Form 10-K for the fiscal year ended September 30, 2017 is included with these proxy solicitation materials. A copy of our Annual Report, including the financial statements and the financial statement schedules included therein, is also available without charge by visiting our website, www.liquidityservicesinc.com, or upon written request to us at Liquidity Services, Inc., 6931 Arlington Road, Suite 200, Bethesda, MD 20814, Attn: Corporate Secretary. The Company’s copying costs will be charged if copies of exhibits to the Annual Report are requested.

LIQUIDITY SERVICES

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 21, 2018.

Vote by Internet

- Go to **www.envisionreports.com/LQDT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Beatriz Infante	☐	☐	02 - Patrick Gross	☐	☐

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal 2018.	☐	☐	☐
3. Approval of an advisory resolution on executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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LIQUIDITY SERVICES

Proxy — Liquidity Services, Inc.

ANNUAL MEETING OF STOCKHOLDERS
FEBRUARY 22, 2018

Solicited on behalf of the Board of Directors of Liquidity Services, Inc.

William P. Angrick, III and Mark A. Shaffer, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Liquidity Services, Inc. to be held on February 22, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder in accordance with the specifications made on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR all of the nominees listed and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Please sign on the reverse side and return this proxy in the enclosed envelope.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.